Exhibit 2.1

GERBER SCIENTIFIC CANADA INC.,

GERBER SCIENTIFIC, INC.

and

VIRTEK VISION INTERNATIONAL INC.

SUPPORT AGREEMENT September 2, 2008

TABLE OF CONTENTS

                                                                                                                                                                                                 Page

ARTICLE 1 INTERPRETATION………………………………………………………..…………………………2

1.1           DEFINITIONS………………………………………………………………….…........……………………….…2
1.2           SINGULAR, PLURAL, ETC…………………………………………………….…….......…….……….………11
1.3           DEEMED CURRENCY………………………………………………………….……….….......…….…….……11
1.4           HEADINGS, ETC………………………………………………………………….……….……........…….…….11
1.5           DATE FOR ANY ACTION……………………………………………………….…….……………......….…..11
1.6           ACCOUNTING MATTERS……………………………………………………….….…………….……......….11
1.7           CERTAIN EXPRESSIONS....................................................................................................................................11
1.8           GOVERNING LAW……………………………………………………………….…..…………….…….......….12
1.9           KNOWLEDGE…………………………………………………………………………...………………….........12
1.10         INCORPORATION OF SCHEDULE AND EXHIBIT………………………………......…………………..…12

ARTICLE 2 THE OFFER…………………………………………………………………...………………..….…12

2.1           THE OFFER………………………………………………………………………….....….......……….…….…..12
2.2           CONDITIONS TO MAKING OF THE OFFER………………………………………..…....……...…..……...14
2.3           DIRECTORS’ CIRCULAR………………………………………………………..……..….....….……..….…...16
2.4           OFFER DOCUMENTS……………………………………………………………………...........…...……...….17
2.5           SUBSEQUENT ACQUISITION TRANSACTION OR COMPULSORY ACQUISITION..…...…….......…17
2.6           WAIVER OF STANDSTILL……………………………………………………………….....……….......……18
2.7           REGISTRAR AND TRANSFER AGENT AND INFORMATION AGENT…………………..…….......…..18
2.8           SHAREHOLDER RIGHTS PLAN…………………………………………...…………………..…...…........…18
2.9           OUTSTANDING OPTIONS………………………………………………………...……………..…….......….19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE OFFEROR………………...……..…......….20

4.23         OFFICER OBLIGATIONS……………………………………………………………………………….........…31

ARTICLE 5 CONDUCT OF BUSINESS…………………………………………………………………...……..37

ARTICLE 8 MUTUAL COVENANTS…………………………………………………………………………….50

ARTICLE 10 GENERAL PROVISIONS………………………………………………………………………….55

10.1           NOTICES…………………………………………………………………………………………………...........55
10.2           MISCELLANEOUS………………………………………………………………………………………..........56

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SUPPORT AGREEMENT

THIS AGREEMENT made as of the 2nd day of September, 2008.

BETWEEN:

GERBER SCIENTIFIC CANADA INC., a company governed by the laws of Ontario

(the “Offeror”)

– and –

GERBER SCIENTIFIC, INC., a company governed by the laws of Connecticut

(“Parent”)

– and –

VIRTEK VISION INTERNATIONAL INC., a company governed by the laws of the Province of Ontario

(the “Company”).

WHEREAS the Offeror desires to acquire all of the Common Shares (as hereinafter defined) of the Company prior to the Expiry Time (as hereinafter defined) not currently owned by it and is prepared to make an offer to acquire such Common Shares;

AND WHEREAS the board of directors of the Company (the “Board of Directors”) has determined, after consultation with its financial and legal advisors, that the consideration per Common Share to be received by the Shareholders (as hereinafter defined) pursuant to the Offer (as hereinafter defined) is fair and that the transactions contemplated in the Offer are in the best interests of the Company and the Shareholders and that the Board of Directors has resolved to support the Offer and to recommend acceptance of the Offer to holders of Common Shares, all on the terms and subject to the conditions contained herein;

AND WHEREAS the Board of Directors has determined that it would be in the best interests of the Company and the Shareholders for the Company to enter into this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an affiliate; “control” as used with respect to any Person, means the possession, directly or indirectly, of the power, in fact, to appoint the directors, management committee or similar managing body of such Person, through the ownership of voting securities.

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this Agreement, including the Schedules hereto, as the same may be amended or supplemented from time to time.

“Alternative Transaction” means any written proposal or offer made to the Company or the Shareholders (including any take-over bid initiated by advertisement or circular) relating to: (a) any merger, amalgamation, take-over bid, tender offer, arrangement, share exchange, dissolution, liquidation, recapitalization or other business combination involving any purchase by a single Person (other than the Offeror or any of its Subsidiaries) or combination of Persons (other than the Offeror and its Subsidiaries) of Common Shares that, if consummated, would result in any Person (other than the Offeror or any of its Subsidiaries) beneficially owning 20% or more of the voting rights attached to the Common Shares, or any liquidation or winding-up in respect of the Company; (b) any purchase or sale by the Company or its Subsidiaries of any assets, where such assets represent 20% or more of the fair market value of the consolidated assets of the Company (on a consolidated basis) (or other arrangement having the same economic effect as a purchase or sale of assets); (c) any sale or acquisition of 20% or more of the Common Shares or rights or interests therein or thereto; or (d) any similar business combination or transaction, of or involving the Company and/or any Subsidiary of the Company, that, if consummated, would result in any Person (other than the Offeror or any of its Subsidiaries) beneficially owning 20% or more of the voting rights attached to the Common Shares.

“Annual Financial Statements” means the annual audited consolidated financial statements of the Company for the fiscal years ended on January 31, 2008, January 31, 2007 and January 31, 2006, true and complete copies of which have been filed on SEDAR.

“Bid Circular” has the meaning set forth in Section 2.1(d).

“Board of Directors” has the meaning set forth in the recitals to this Agreement.

“Books and Records” means the Financial Records and all other books, records, files and papers of the Company and its Subsidiaries, including drawings, engineering information, manuals and data; sales and advertising materials, sales and purchase correspondence, trade association files, research and development records; lists of present and former customers and suppliers, personnel, employment and other records, and all records, data and information stored electronically, digitally or on computer-related media.

“Business Day” means any day except a Saturday, Sunday or statutory holiday in Toronto, Ontario.

“Cash-Out Amount” has the meaning set forth in Section 2.8(d).

“Common Shares” means the common shares of the Company, together with the associated rights issued under the Shareholder Rights Plan (collectively, the “Common Shares”).

“Company Plans” means all agreements, health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other employee compensation, retention or benefit plans, policies or arrangements that are maintained by or binding upon the Company or its Subsidiaries.

“Company Public Disclosure Record” means:

(a)	the Annual Financial Statements;
(b)	the Interim Financial Statements;
(c)	the documents filed by the Company on SEDAR since September 1, 2007; and
(d)	any material change reports of the Company filed on SEDAR subsequent to the date hereof up to and including the Effective Time;

and any amendments or replacements thereof filed between the date hereof and the completion of the Offer.

“Compulsory Acquisition” means an acquisition by Purchaser of Common Shares not tendered to the Offer utilizing the provisions of Part XV of the Business Corporations Act (Ontario).

“Computer Systems” means all computer and telephone hardware, peripheral equipment, software and firmware, processed data, technology infrastructure and other computer and telephone systems and services that are used by or accessible to the Company or its Subsidiaries to operate their business and to receive, store, process or transmit data.

“Conditional Option Exercise” has the meaning set forth in Section 2.8(d).

“Confidentiality Agreement” means the confidentiality agreement dated as of December 4, 2007 between the Company and Parent, as amended July 6, 2008 and August 8, 2008.

“Contaminant” means any asbestos, asbestos containing materials or urea formaldehyde, hydrocarbons, chlorinated solvents, polychlorinated biphenyls (“PCBs”), PCB-containing equipment or materials, lead, contaminant pollutants, substances of a deleterious, dangerous, hazardous, corrosive or toxic nature, dangerous goods, special subjects, or hazardous waste, or any other substance that is regulated under any applicable Environmental Law with respect to its presence, use, collection, storage, transportation, treatment or disposal.

“Contemplated Transactions” means the making of the Offer, the consummation of the transactions contemplated herein and all actions and negotiations in contemplation thereof, including the Offer, the take-up of Common Shares under the Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction and any subsequent combination of the Offeror and the Company.

“Contract” means any contract, agreement, commitment, undertaking, licence, note, bond, mortgage, indenture, loan or deed of trust, whether or not in writing, including tenant leases.

“Directors’ Circular” has the meaning set forth in Section 2.2(p).

“Disclosure Letter” means the letter dated the date of this Agreement from the Company to the Offeror delivered concurrently with this Agreement.

“DSU Plan” means the Company’s Deferred Stock Plan for Non-Employee Directors with an effective date of June 14, 2005.

“DSU” means a Deferred Share Unit issued under the DSU Plan.

“Effective Time” means the time that the Offeror shall have taken up the number of Common Shares sufficient to satisfy the Minimum Condition.

“Employees” means all individuals employed by each of the Company and its Subsidiaries on a full-time, part-time or temporary basis including all individuals on disability leave, parental leave or other absence from work.

“Encumbrances” means any mortgage, trust, lien, pledge, charge, security interest, restriction, claim, easement, encroachment, leasehold estate, defect, encumbrance, right to use or acquire, ownership interest, action, demand or other encumbrance of any nature whatsoever.

“Environmental Laws” means all applicable supranational, federal, provincial, municipal, state, local and foreign statutes, laws, by-laws, ordinances, rules, certificates, orders, injunctions, arbitral awards, grants, regulations and other authorizations of any Governmental Authority imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances, wastes or Contaminants in connection with or for or to the protection of human health, occupational health and safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law.

“Environmental Permit” means any permit, approval, authorization, license, certificate, registration, or consent issued by any Governmental Authority pursuant to any Environmental Laws.

“Expiry Date” means the date on which the Expiry Time occurs.

“Expiry Time” has the meaning set forth in Section 2.1(b).

“Fee Escrow Agent” means an independent escrow agent mutually acceptable to the Offeror and the Company (which failing any agreement shall be CIBC Mellon Trust Company).

“Fee Escrow Agreement” means the escrow agreement substantially in the form attached to this Agreement as Exhibit A between the Offeror, Parent, the Company and the Fee Escrow Agent pursuant to which the Offeror shall deposit the Mitek and RC Termination Fee Payments pursuant to Section 6.2.

“Financial Records” means all of the books of account and other financial data and information of the Company and its Subsidiaries, and includes all records, data and information stored electronically, digitally or on computer-related media.

“Financial Statements” means the Annual Financial Statements, the Interim Financial Statements and the Q2 Interim Financial Statements.

“Fully-Diluted Basis” means, with respect to the number of outstanding Common Shares at any time, such number of Common Shares calculated assuming that all Options are exercised for Common Shares.

“GAAP” means Canadian generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means (a) any domestic, federal, state, provincial, territorial, municipal, local, foreign or supranational regulatory authority or government department or agency, commission, ministry, office, court, tribunal, Crown corporation, stock exchange, central bank, or any other similar entity, (b) any subdivision or authority thereof or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of, any Real Property.

“Intellectual Property” means all rights to and interests of the Company and its Subsidiaries in:

(a)	all business names, trade names, corporate names, telephone numbers, domain names, domain name registrations, website names and worldwide web addresses and other communications addresses;
(b)
all inventions, patents, patent rights, patent applications (including all provisional applications, utility applications, reissues, divisions, continuations, continuation-in-part and extensions of any patent or patent application);

(c)	all industrial designs and applications for and registration of industrial designs, design patents and industrial design registrations;
(d)
all trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks) and registrations and applications for registration of trade-marks and all trade dress, logos, slogans and brand names;

(e)	all copyright in all works (including software programs and databases) and database rights and registrations and applications for registrations of copyright;

(f)
all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information;

(g)	all of the intellectual property affected by the registrations and applications for registration listed in the Disclosure Letter and the permissions and licences listed in the Disclosure Letter;
(h)	all other intellectual property rights throughout the world used in carrying on, or arising from the operation of, the business of the Company and its Subsidiaries;
(i)	all licences granted by the Company and its Subsidiaries of the intellectual property listed in items (a) to (h) above;
(j)	all future income and proceeds from any of the intellectual property listed in items (a) to (h) above and the licences listed in item (i) above; and
(k)	all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (a) to (h) above and the licences listed in item (i) above.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Company for the three month period ended on April 30, 2008, true and complete copies of which have been filed on SEDAR.

“Latest Mailing Time” has the meaning set forth in Section 2.1(d).

“Laws” means all applicable laws, statutes, by-laws, rules, regulations, orders, codes, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, or other requirements of any Governmental Authority, court or other authority having jurisdiction over the applicable Party.

“Leased Premises” means the Real Property that is leased, subleased, licensed to or otherwise occupied by, the Company or any of its Subsidiaries, including all Improvements situate on, in, under, over or forming part of such Real Property.

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal or Governmental Authority and includes any appeal or review thereof and any application for leave for appeal or review.

“Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Company or any of its Subsidiaries by any Governmental Authority.

“Material Adverse Change” means any change, effect, event or occurrence that is, or would reasonably be expected to, individually or in the aggregate with any other change, effect, event or occurrence, (a) be material and adverse to the business, affairs, properties, operations, claims, rights privileges, results of operations, liabilities (including contingent liabilities) or financial condition of the Company and its Subsidiaries, taken as a whole, (b) prevent the Company from performing its obligations under this Agreement in any material respect, or (c) result in an impairment on the ability of the Offeror and its Subsidiaries to continue operating the business of the Company and its Subsidiaries after the Effective Time in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that any change, effect, event or occurrence: (i) relating to general political, economic or financial conditions in Canada, Germany or the United States (provided that the Company is not disproportionately affected by such changes), (ii) relating to the state of North American securities markets in general (provided that the state of the markets does not affect the Company in a manner that is disproportionate to others in the industry in which the Company operates, having regard to the relative size of the Company as compared to others in its industry), (iii) relating to any action or inaction taken by the Company or its Subsidiaries at the written request of the Offeror in accordance with the terms of this Agreement; (iv) relating to any change in applicable Laws (including tax laws) or regulation or GAAP; (v) that is a change in the market price of the Common Shares on Toronto Stock Exchange; (vi) arising as the result of any natural disaster, outbreak, escalation of hostilities, declared or undeclared acts of war or terrorism; (vii) that is the termination of any existing business relationship with, or a decrease in the amount of business conducted with, any single customer or distributor of the Company or its Subsidiaries; or (viii) relating to conditions prevailing generally in the industries in which the Company operates, so long as it does not have a disproportionate effect on the Company as compared to companies in the industry of a similar size; shall be deemed not to constitute a “Material Adverse Change” and shall not be considered in determining whether a “Material Adverse Change” has occurred.

“Material Contract” means any contract to which the Company or any of the Subsidiaries is a party or by which any of them or their properties or assets are bound that: (a) provide for obligations of the Company and/or its Subsidiaries exceeding $100,000; (b) if terminated, would reasonably be expected to have a Material Adverse Change; (c) is a contract that contains any non-competition obligations or otherwise restricts in any material way the business of the Company or any Subsidiary; (d) is a contract pursuant to which the Company or any Subsidiary provides an indemnification to any other person (other than the Company or any Subsidiary, or a director or officer of the Company or any Subsidiary), other than contracts with suppliers, distributors, sales representatives and customers entered into in the ordinary course of business; (e) is for borrowed money; (f) contains a guarantee of an obligation of a third party; or (g) is entered into with any public entity (öffentlicher Auftraggeber) within the meaning of Section 98 German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen – GWB) or any similar Law without any public procurement proceeding.

“Minimum Condition” means the condition set forth in paragraph (a) of Schedule “A”.

“Mitek” means Mitek Inc., a corporation incorporated under the laws of the State of Delaware.

“Mitek Agreement” means the Asset Purchase Agreement dated as of August 4, 2008 made among the Company, Mitek and Mitek Holdings Inc., as it may be amended, restated or supplemented from time to time.

“Mitek and RC Termination Fee Payments” has the meaning set forth in Section 6.2.

“Offer” has the meaning set forth in Section 2.1(a).

“Offer Documents” has the meaning set forth in Section 2.4(a).

“Officer Obligations” means any obligations or liabilities of the Company or any of its Subsidiaries in existence on the date hereof to pay any amount to its officers and/or directors (other than for salary, benefits and directors’ fees in the ordinary course) and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of the Company or any of its Subsidiaries to officers and/or directors for severance or termination payments on a change of control of the Company pursuant to any employment agreements or otherwise in existence on the date hereof.

“Options” means any options to acquire Common Shares issued pursuant to the Company’s Stock Option Plan, or any other plan, agreement or arrangement which provides for the issuance of options to acquire Common Shares.

“Outside Date” means December 1, 2008, or such later date as may be agreed to in writing by the Parties.

“Parent” means Gerber Scientific, Inc.

“Parties” means the Offeror, Parent and the Company, and “Party” means either of them.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, governmental, regulatory or court authority, and a natural person in such person’s capacity as executor, administrator or other legal representative.

“Personal Information” means information about an identifiable individual as defined in the respective Privacy Law.

“Pre-Acquisition Reorganization” has the meaning set forth in Section 5.9.

“Pre-Acquisition Reorganization Expenses” has the meaning set forth in Section 5.9.

“Premises Lease” means a lease, an agreement to lease, a sublease, a licence agreement and an occupancy or other agreement under which the Company or any of its Subsidiaries has the right, or the Company or any of its Subsidiaries has granted to another Person the right, to use or occupy any Leased Premises.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (Ontario) and any

comparable Law of any other province or territory of Canada, the German Federal Data Protection Act (Bundesdatenschutzgesetz – BDSG) as well as any other comparable Law in any jurisdiction, including, without limitation, Germany and Italy.

“Q2 Interim Financial Statements” means the unaudited consolidated financial statements of the Company for the three month period ended on July 31, 2008, true and complete copies of which were posted in the IntraLinks Virtual data room on August 26, 2008, as supplemented by a memo from Peter Monsberger dated September 2, 2008.

“Real Property” means: (a) the Leased Premises; and (b) any ownership interest in any lands (together with all easements, rights-of-way and interests appurtenant to them) and the Improvements thereon.

“Release” means any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or migrating to, into or through the environment.

“Representatives” of a Person means such Person’s officers, directors, employees, advisors, representatives and agents.

“Response Period” has the meaning set forth in Section 5.2(a)(ii).

“RC Subscription Agreement” means the agreement dated August 4, 2008 providing for the subscription by Royal Capital for 3,529,412 Common Shares, as it may be amended, restated or supplemented from time to time.

“Securities Act” means the Securities Act (Ontario) and the rules and regulations made thereunder, as now in effect and as they may be amended from time to time.

“Securities Authorities” means the TSX and the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces thereof.

“Securities Laws” has the meaning set forth in Section 2.4(a).

“SEDAR” means the System for Electronic Document Analysis and Retrieval operated by the Canadian Securities Administrators.

“Separation Time” has the meaning attributed to it in the Shareholder Rights Plan.

“Shareholder Rights Plan” means the shareholder rights plan of the Company dated June 23, 2008 entered into between the Company and Equity Transfer & Trust Company.

“Shareholders” means the registered or beneficial holders of the issued and outstanding Common Shares.

“Stock Option Plan” means, collectively, the Company’s 1998 Incentive Stock Option Plan as amended February 23, 2005, as amended, supplemented or replaced from time to time, and any other plan, agreement on arrangement which provides for the issuance of options to acquire Common Shares.

“Subsequent Acquisition Transaction” means any proposed arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other transaction involving the Company and/or its Subsidiaries and the Offeror or an Affiliate of the Offeror which, if successfully completed, will result in the Offeror owning, directly or indirectly, all of the Common Shares and/or all of the assets of the Company.

“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time shares of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Superior Proposal” has the meaning set forth in Section 5.1(a).

“Swaps” means any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, hedge, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, forward sale, exchange traded futures contract or any other similar transaction (including any option with respect to any of these transactions or any combination of these transactions).

“Take-Up Date” means the date that the Offeror first takes up Common Shares pursuant to the Offer.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Taxes” means all federal, state, local, provincial, branch or other taxes or other governmental levies, including income, gross receipts, windfall, profits, value added, severance, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, environmental, value added, transfer, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, severance taxes, social insurance premiums, workers’ compensation premiums, employment insurance, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes or other governmental levies of any kind whatsoever imposed or charged by any Governmental Authority which any person or entity owes or is required to pay, withhold or collect irrespective of whether such person or entity owes or has to pay, withhold or collect such Tax on its own behalf or on account for a third party including by way of a secondary liability (Haftung), together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties.

“Termination Fee” has the meaning set forth in Section 5.3(a)(i).

“Transferred Information” means the personal information (namely, information about an identifiable individual other than their business contact information, when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to the Offeror or any of its Representatives or agents by or on behalf of the Company as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Offeror prior to the execution of this Agreement.

“TSX” means the Toronto Stock Exchange.

1.2	Singular, Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3	Deemed Currency

Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.

1.4	Headings, etc.

The division of this Agreement into Articles, Sections and Schedules, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

1.7	Certain Expressions

The terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a party and its Subsidiaries, associates and other related entities, taken as a whole.  The terms “including” or “includes” shall, when used in this Agreement, be construed to mean including or includes without limitation.  References to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement.

1.8	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract.  Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Offer.

1.9	Knowledge

In this Agreement, the phrase “to the knowledge of the Company” or other similar phrases means such knowledge as is actually known to, or which would have or should have come to the attention of, the officers or employees of the Company and its Subsidiaries who have overall responsibility for, or knowledge of, the matters relevant to such statement.

1.10	Incorporation of Schedule and Exhibit

The Schedule and Exhibit attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule “A”:                          Conditions of the Offer
Exhibit “A”                                Fee Escrow Agreement

ARTICLE 2
THE OFFER

2.1	The Offer
(a)
The Offeror shall promptly (but in any event within 24 hours, following the execution of this Agreement) publicly announce its intention to make an offer and shall make, subject to the terms and conditions hereof, a take-over bid for all the issued and outstanding Common Shares, including Common Shares issued after the date of the Offer and prior to the Expiry Time on the exercise, surrender or cancellation of Options, at a price per Common Share of $1.05 in cash (the “Offer”).  The Offer shall not be subject to any conditions, save and except for the conditions set forth in Schedule “A”.

(b)
The Offer shall, subject to the terms and conditions hereof, be made to the holders of Common Shares in Canada in accordance with applicable Securities Laws and to holders of Common Shares in the United States in accordance with applicable United States Securities Laws and shall be open for acceptance until a time or times that is (i) not earlier than 5:00 p.m. (Toronto time) on the 36th day after the day that the Offer is mailed to Shareholders, subject to the right of the Offeror to extend from time to time the period during which Common Shares may be deposited under the Offer and (ii) not later than the Outside Date (the time at which the Offer initially expires being referred to as its “Expiry Time”).
(c)
The Offeror shall prepare with the Company’s co-operation and mail the Offer and accompanying take-over bid circular (such circular, together with the Offer, being referred to as the “Bid Circular”) in accordance with applicable Laws to each Shareholder as soon as reasonably practicable (with a target date of September 15, 2008) and, in any event, not later than 11:59 p.m. (Toronto time) on September 22, 2008 (such time on such date being referred to herein as the “Latest Mailing Time”).  However, if the mailing of the Bid Circular is delayed by reason of (i) an injunction or order made by a court or Governmental Authority of competent jurisdiction or (ii) the Company not having provided to the Offeror information pertaining to the Company that is necessary for the completion of the Bid Circular by the Offeror, or not having provided the Offeror with such other assistance in the preparation of the Bid Circular as may be reasonably requested by the Offeror in order that the Bid Circular comply in all material respects with Securities Laws, or not having provided the lists referred to in Section 2.4(b), then the Latest Mailing Time shall be extended for a period ending on the fifth Business Day following, (a) in the case of (i) above, the date on which such injunction or order ceases to be in effect, provided that such injunction or order is not being contested or appealed, and (b) in the case of (ii) above, the date on which the Company supplies such necessary documents, information, lists or other assistance.  If such injunction or order continues in effect or the Company does not supply the necessary information by such time, then the Offeror may elect not to proceed with the Offer.  In addition, the Latest Mailing Time shall be extended if an Alternative Transaction with a per Common Share offering price greater than the per Common Share offering price of the Offer shall have been (i) publicly announced by any Person other than the Offeror unless, since such Alternative Transaction was announced, the Board of Directors has publicly stated that such offer is not a Superior Proposal and has publicly reaffirmed its recommendation in favour of the Offer, or (ii) privately submitted to the Company or the Board of Directors or any committee or member thereof unless the Board of Directors has confirmed in writing to the Offeror that such Alternative Transaction is not a Superior Proposal, in which case the Latest Mailing Time shall be extended until the Board of Directors has publicly stated that such offer is not a Superior Proposal and has publicly reaffirmed its recommendation in favour of the Offer, in the case of (i) above or the Board of Directors has confirmed in writing to the Offeror that such Alternative Transaction is not a Superior Proposal, in the case of (ii) above.  Notwithstanding the preceding sentence, the Offeror shall mail the Bid Circular no later than 5:00 p.m. on September 30, 2008, provided that the Board of Directors has used all reasonable commercial efforts to evaluate any Alternative Transaction.  The Company and its advisors shall be given an opportunity to review and comment on the Bid Circular reasonably in advance of its printing, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.

(d)
The Company acknowledges and agrees that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided, however, that the Offeror shall not, without the prior written consent of the Company: (i) modify or waive the Minimum Condition; (ii) decrease the consideration per Common Share; (iii) change the form of consideration payable under the Offer (other than to add additional consideration); (iv) decrease the number of Common Shares in respect of which the Offer is made; (v) impose additional conditions to the Offer; or (vi) otherwise vary the Offer (or any terms or conditions thereof) in a manner that is adverse to the Shareholders.

(e)
The Offeror agrees that, provided all of the conditions to the Offer set out in Schedule “A” shall have been satisfied or waived, the Offeror shall take up and pay for all the Common Shares tendered under the Offer as soon as reasonably possible and in any event not later than three Business Days following the time at which it becomes entitled to take up such Common Shares under the Offer pursuant to applicable Laws.

2.2	Conditions to Making of the Offer

The obligation of the Offeror to make the Offer by mailing the Bid Circular to Shareholders is conditional on the prior satisfaction of the following conditions:

(a)
the Board of Directors shall have not allowed the Separation Time to have occurred and shall have agreed to waive the application of the Shareholder Rights Plan to the Offer upon the request of the Offeror;

(b)	all of the holders of DSUs shall have agreed in writing as follows:
(i)	the “Settlement Date” for the purposes of the DSU Plan shall be the Take-Up Date;
(ii)	the Fair Market Value (as defined in the DSU Plan) of a Deferred Share Unit on the Settlement Date (as defined in the DSU Plan) shall be $1.05 per Deferred Share Unit; and
(iii)	the holder shall elect to receive a cash payment (rather than shares) on the Settlement Date (as defined in the DSU Plan).
(c)	the Company shall have terminated the RC Subscription Agreement;
(d)	the Company shall have terminated the Mitek Agreement;
(e)	the Company shall have either adjourned indefinitely or cancelled the special meeting of its Shareholders scheduled for September 10, 2008;
(f)	this Agreement shall not have been terminated pursuant to Section 7.1;
(g)	the Company shall have complied in all material respects with all of its covenants and agreements in this Agreement (without giving effect to, applying or taking into consideration any materiality qualification already contained in such covenant or obligation);
(h)
each of the representations and warranties of the Company (without giving effect to any materiality qualifiers therein) provided herein shall be true and correct at the date the Offer is made, except for any breaches of representations or warranties which, individually or in aggregate, would not result in a Material Adverse Change;

(i)
no circumstance, fact, change, event or occurrence caused by a Person other than the Offeror shall have occurred that would render it impossible or impracticable for one or more of the conditions set out in Schedule “A” to be satisfied;

(j)	the Offeror shall be satisfied, acting reasonably, that no Material Adverse Change shall have occurred since the date hereof;
(k)	no Person shall have commenced a bona fide action for injunctive relief against the performance of this Agreement or the completion of the Offer;
(l)	no Person shall have proposed an Alternative Transaction which the Board of Directors has determined to be a Superior Proposal;
(m)
assurances satisfactory to the Offeror, acting reasonably, shall have been received by the Offeror that all waivers, rulings or orders necessary for the Offeror to make the Offer and to mail to the Shareholders the Bid Circular have been or will be obtained from all applicable securities commissions or other regulatory authorities, provided that the Offeror shall use its commercially reasonable efforts to obtain any such necessary waivers, rulings or orders;

(n)
the Board of Directors shall have unanimously recommended that Shareholders accept the Offer in accordance with Section 2.3(a) and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner that has substantially the same effect or taken any other action or made any other public statement in connection with the Offer inconsistent with such recommendation;

(o)
the Board of Directors shall have prepared and approved in final form, printed for distribution to Shareholders and delivered to the depositary of the Offer, at its offices in Toronto, Ontario on or before 9:00 a.m. (Toronto time) on September 15, 2008 for mailing with the Bid Circular, a sufficient quantity of commercial copies of a directors’ circular (the “Directors’ Circular”) in both the English and French languages unanimously recommending that Shareholders accept the Offer, provided that the Offeror delivers a substantially completed draft of the Bid Circular to the Board of Directors no later than 9:00 a.m. (Toronto time) on September 11, 2008;

(p)	the Company shall have provided to the Offeror the lists referred to in Section 2.4(b);

(q)
no cease trade order, injunction or other prohibition at law shall exist against the Offeror making the Offer or taking-up or paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction;

(r)
no Law shall have been proposed, enacted, promulgated or applied that would cease trade, enjoin, prohibit or impose material limitations or conditions on the Offeror making the Offer or taking-up or paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction or which could have such an effect; and

(s)
each of the current directors of the Company shall have delivered a covenant to resign effective on the Take-Up Date conditioned on execution of a mutual release with the Company in a form satisfactory to the director and the Offeror, each acting reasonably.

The foregoing conditions are for the sole benefit of the Offeror and may be waived by it in its sole discretion in whole or in part, and the foregoing conditions shall be deemed to be satisfied or waived upon the earlier of the mailing of the Bid Circular or the commencement of the Offer by advertisement.

2.3	Directors’ Circular
(a)
The Company hereby consents to the Offer as set forth in Section 2.1 and represents that its Board of Directors: (i) has approved this Agreement; (ii) has, following consultation with its financial and legal advisors, unanimously determined that the Offer is in the best interests of the Company and the Shareholders; and (iii) has unanimously resolved to recommend acceptance of the Offer to holders of Common Shares, provided that the Offer is not amended except in accordance with the terms of this Agreement.  The Company shall prepare the Directors’ Circular in accordance with Securities Laws and shall deliver sufficient copies of such Director’s Circular to the Offeror so as to permit the Offeror to mail a copy of the Director’s circular to each Shareholder at the same time as the Bid Circular, Letter of Transmittal and Notice of Guaranteed Delivery are mailed.  The Directors’ Circular will set forth (among other things) the recommendation of the Board of Directors as described above.  The Offeror and its advisors shall be given an opportunity to review and comment on the Directors’ Circular prior to its printing, recognizing that whether or not such comments are appropriate will be determined by the Board of Directors, acting reasonably.

(b)
The Company represents that it has obtained an oral fairness opinion from Genuity Capital Markets that the consideration to be offered to the Shareholders under the Offer is fair, from a financial point of view, to all Shareholders, and that Genuity Capital Markets will provide a written opinion to such effect on or before the date of the Directors’ Circular.  Such fairness opinion will be attached to the Directors’ Circular.

(c)
The Company represents that the Board of Directors has been advised and believes that each of the directors and senior officers of the Company intends to tender or cause to be tendered to the Offer all Common Shares of which he or she is the beneficial owner and will either exercise or surrender their Options.  The Company represents that any restrictions imposed by the Company that would prevent any director or senior officer from tendering such Common Shares to the Offer have been waived or removed.

2.4	Offer Documents
(a)
Within the time periods required by Law, the Offeror shall file or cause to be filed with the appropriate Securities Authorities the Bid Circular and the related “Letter of Transmittal” and “Notice of Guaranteed Delivery” pursuant to which the Offer will be made (collectively, the “Offer Documents”).  The Offer Documents and all documents relating to, or necessary to complete, a Compulsory Acquisition or Subsequent Acquisition Transaction, when filed with such Securities Authorities and when mailed to holders of Common Shares, shall contain (or shall be amended in a timely manner to contain) all information that is required to be included therein in accordance with all applicable Canadian provincial securities laws (collectively, the “Securities Laws”) and any other applicable Laws in all material respects.

(b)
The Company agrees to provide such assistance as the Offeror or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the Shareholders and to such other Persons as are entitled to receive the Offer in accordance with Securities Laws, including delivering to the Offeror: (A) on or before September 11, 2008, lists of all registered holders of Common Shares in electronic form, showing the name and address of each holder and the number of Common Shares held by each such holder (together with participants lists), all as shown on the records of the Company as of a date that is not more than three Business Days prior to the date of delivery of such basic lists; and (B) from time to time, at the request of the Offeror, acting reasonably, supplemental lists setting out any changes from the basic lists referred to in clause (A) above in the names or addresses of the holders of Common Shares or the number of Common Shares held by each such holder (together with participants lists).

2.5	Subsequent Acquisition Transaction or Compulsory Acquisition

If the Offeror takes up and pays for Common Shares under the Offer, the Offeror shall, subject to: (i) the terms and conditions hereof; and (ii) the receipt of any required relief, on terms and conditions satisfactory to the Offeror, acting reasonably, from applicable securities regulators or authorities in respect of the Compulsory Acquisition or Subsequent Acquisition Transaction; as soon as practicable, but in any event within 120 days after the completion of the Offer, pursue and use its best commercial efforts to consummate a Subsequent Acquisition Transaction to acquire the remaining Common Shares and/or assets of the Company; provided, however, that if, as of the final expiration of the Offer, the Offer has been accepted by Shareholders holding not less than 90% of the outstanding Common Shares on a Fully-Diluted Basis as at the Expiry

Time, excluding Common Shares held prior to the commencement of the Offer by the Offeror or any Affiliate or “associate” (as such term is defined in the Securities Act), the Offeror shall use its best commercial efforts, subject to the terms and conditions hereof, complete as soon as practicable the Compulsory Acquisition.  The Company agrees to cooperate fully with the Offeror, including taking all steps and doing all such acts and things, and causing its Subsidiaries to take all steps and to do all such acts and things, if applicable, as may be reasonably requested by the Offeror, in the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction and related post-closing reorganizations.

2.6	Waiver of Standstill

Notwithstanding the terms of the Confidentiality Agreement, the Company hereby waives the standstill provisions contained in the Confidentiality Agreement and consents to the actions of the Offeror in accordance with the terms of this Agreement (including any legally required disclosure) and to the Offeror acquiring all of the outstanding Common Shares pursuant to the Offer, and to any purchases made by the Offeror during the course of the Offer in compliance with applicable Law and pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction.  In all other respects, the provisions of the Confidentiality Agreement shall continue to apply notwithstanding the execution of this Agreement by the Parties or the announcement of the transactions contemplated hereunder.

2.7	Registrar and Transfer Agent and Information Agent

Provided this Agreement has not been terminated, the Company agrees to permit (i) the registrar and transfer agent for the Company to act as depositary in connection with the Offer (ii) the proxy solicitation/information agent of the Company to act as information agent in connection with the Offer, and instruct those parties to furnish to the Offeror (and such Persons as it may designate) at such times as it may request such information and provide to the Offeror (and such Persons as it may designate) such other assistance as it may request in connection with the implementation and completion of the transactions contemplated hereunder.

2.8	Shareholder Rights Plan

The Company and the Board of Directors shall take all further action necessary:

(a)
in order to ensure that the Separation Time (as defined in the Shareholder Rights Plan) does not occur in connection with this Agreement or any Contemplated Transactions, Compulsory Acquisition or Subsequent Acquisition Transaction; and

(b)
otherwise to give effect to the waiver, if required, of the application of the Shareholder Rights Plan to the Contemplated Transactions and to ensure that the Shareholder Rights Plan does not interfere with or impede the success of the Contemplated Transactions; provided that the Company shall not waive the application of the Shareholder Rights Plan to the Contemplated Transactions unless so requested by the Offeror.

2.9	Shareholder Rights Plan

(a)
The Offeror and the Company agree that, between the date hereof and the Take-Up Date, subject to the receipt of any necessary approvals and to Securities Laws, the Company shall amend the terms of any Options and the Stock Option Plan to provide that all Options vest no later than immediately prior to the Take-Up Date and that each holder of vested Options shall be entitled to, at his or her option: (i) exercise such Options, in accordance with their terms, and thereby acquire Common Shares; or (ii) surrender or cancel such Options to the Company, in exchange for a payment by the Company in the form of Common Shares having a fair market value equal to the Cash-Out Amount, for the purposes of tendering to the Offer all Common Shares issued in connection with such exercise, surrender or cancellation, where “Cash-Out Amount” means an amount equal to the amount by which $1.05 exceeds the aggregate exercise price under such Option (net of applicable withholdings).  In addition, the Company shall amend the Stock Option Plan in any other reasonable manner requested by the Offeror (including, if requested by the Offeror, to provide that all holders of Options be required to either receive a Cash-Out Amount or exchange their Options for options to purchase shares of common stock of Parent prior to the Take-Up Date, following which all outstanding Options would be terminated), subject to the receipt of any required regulatory approvals.

The Offeror and the Company agree that all Options tendered to the Company for exercise, surrender or cancellation, conditional upon the Offeror taking up the Common Shares under the Offer (a “Conditional Option Exercise”), shall be deemed to have been exercised or surrendered immediately prior to the take-up of the Common Shares by the Offeror.  The Offeror shall accept as validly tendered under the Offer all of the Common Shares to be issued pursuant to the Conditional Option Exercise, provided that the holders of such Options indicate that such Common Shares are tendered pursuant to the Offer and provided that such holders agree to surrender any of their remaining Options to the Company for cancellation effective on the Take-Up Date.

(b)
The Company agrees that it will use commercially reasonable efforts to ensure that all outstanding Options are either exercised, terminated, surrendered, cancelled or expire prior to the Take-Up Date, provided that, except as provided in Section 2.8(d), the Company shall not pay the holders any amount in consideration therefor without the prior approval of the Offeror, and the Company shall not grant any additional Options or other rights to purchase or acquire Common Shares, or make any amendments to outstanding Options without the prior written consent of the Offeror.

The Company agrees that it will use all reasonable commercial efforts to accelerate the vesting of all Options, such that all outstanding Options shall be fully vested and exercisable prior to the Take-Up Date and to satisfy all other obligations of the Company under the Options so that, upon the acquisition by the Offeror of the Common Shares pursuant to the Offer, all entitlements under the Stock Option Plan shall terminate.

The Company agrees to use reasonable commercial efforts to obtain as soon as practicable, and in any event prior to the Effective Time, the agreement of all holders of Options that any Options that are not converted, exercised or surrendered prior to the Take-Up Date shall either be surrendered or terminated or otherwise dealt with in a manner satisfactory to the Offeror prior to the Take-Up Date.  The Offeror agrees to co-operate with the Company to facilitate the exercise or surrender of Options and the deposit, pursuant to the Offer, of all Common Shares issued in connection therewith prior to the Expiry Time.

(c)
The Company shall promptly notify the Offeror in writing of any exercise or surrender of Options pursuant to Section 2.8(d).  Such notice shall include full particulars of each such exercise or surrender.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

As of the date hereof, the Offeror hereby represents and warrants to the Company as set forth below and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement.

3.1	Organization and Qualification

The Offeror is a company organized under the laws of Ontario and has the requisite power and authority to own the assets it currently owns and to carry on its business as it is now being conducted.

3.2	Authority Relative to this Agreement

The Offeror has the requisite power and authority to enter into this Agreement and to perform and carry out its obligations hereunder.  The execution and delivery of this Agreement by the Offeror and the completion by the Offeror of the transactions contemplated hereby have been duly authorized by the board of directors of the Offeror, and no other proceedings on the part of the Offeror are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Offeror and constitutes a legal, valid and binding obligation of the Offeror enforceable against the Offeror in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

3.3	No Violations
(a)
None of the execution and delivery of this Agreement by the Offeror, the completion of the transactions contemplated hereby nor the fulfilment and compliance by the Offeror with any of the terms and provisions hereof will:

(i)
violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of:
(A)	the articles of incorporation or any other constating documents of the Offeror; or
(B)
any material Contract to which the Offeror or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, materially adversely affect the Offeror’s ability to perform its obligations hereunder; or

(ii)
subject to compliance with the statutes and policies referred to in Section 3.3(b) below, violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to the Offeror or any of its Subsidiaries, except as would not, individually or in the aggregate, materially adversely affect the Offeror’s ability to perform its obligations hereunder.

(b)
Other than in connection with or in compliance with the provisions of applicable Securities Laws, the policies of the TSX, and as otherwise contemplated herein: (i) there is no legal impediment to the Offeror’s consummation of the transactions contemplated by this Agreement; and (ii) no authorization, approval, license, permit, order, authorization of, or registration, declaration or filing with, any third party or Governmental Authority is required to be obtained or made by or with respect to the Offeror in connection with the performance of its obligations hereunder.

3.4	Funds Available

The Offeror has sufficient funds, or adequate arrangements (in compliance with applicable Securities Laws) for financing are in place to ensure that it will have sufficient funds, to pay the purchase price under the Offer in respect of all of the outstanding Common Shares (other than Common Shares owned by the Offeror and its Affiliates and joint actors) on a Fully-Diluted Basis.

3.5	Common Share Ownership

None of the Offeror or its Affiliates beneficially owns any Common Shares or securities convertible or exchangeable for Common Shares.

3.6	Residency

The Offeror is not a “non-resident” within the meaning of the Tax Act.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Offeror as set forth below and acknowledges that the Offeror is relying upon these representations and warranties in connection with the entering into of this Agreement.

4.1	Organization and Qualification
(a)
Each of the Company and its Subsidiaries is an entity duly incorporated, continued, amalgamated or formed and organized and validly existing under the laws of its jurisdiction of formation, continuance, incorporation or organization, has the requisite power and authority to own or lease its property and assets and to carry on its business as it is now being conducted, and is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties (owned or leased), or the nature of its activities make such registration necessary, except when the absence of such registration or such lack of good standing would not constitute a Material Adverse Change.  The Company and its Subsidiaries are registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in the Disclosure Letter.

(b)
Except as disclosed in the Disclosure Letter, the Company does not have any Subsidiaries nor an equity interest in any Person.  Except as set out in the Disclosure Letter, the Company is the registered and beneficial owner of 100% of the outstanding shares (or equity if no shares exist) of each of its Subsidiaries with good and valid title to all such shares, free and clear of all Encumbrances (other than any security interest in favour of the Company’s bankers) and no Person holds any securities convertible or exchangeable into securities of such Subsidiaries or now has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement for the purchase, subscription or issuance of any unissued shares, securities (including convertible securities) or warrants of any of the Company’s Subsidiaries.  There are no intercompany agreements within the meaning of Section 291 et sqq. German Stock Corporations Act (Aktiengesetz – AktG), silent partnership agreements or similar agreements in respect of any shares or equity of the Subsidiaries.

(c)
No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending, and no filing for such proceedings has been made or is required, with respect to the Company or any Subsidiary.  The Company and the Subsidiaries have not entered into any moratorium agreement or similar agreement with their respective creditors.  The Company and the Subsidiaries have not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any jurisdiction.  No assets of the Company or any Subsidiaries have been seized or confiscated by or on behalf any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to the Company, any Subsidiary or its assets.  To the knowledge of the Company, there are no facts or events which may reasonably be expected to result in any proceedings or other events as referred to in this Section 3.7(c).
4.2	Authority Relative to this Agreement

The Company has the requisite power and authority to enter into this Agreement and to perform and carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the completion by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors, and no other proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.3	No Violations
(a)
Except as disclosed in the Disclosure Letter, none of the execution and delivery of this Agreement by the Company, the completion of the transactions contemplated hereby nor the fulfilment and compliance by the Company with any of the terms and provisions hereof will:

(i)
violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under any of the terms, conditions or provisions of:

(A)	the articles of incorporation of the Company or the constating documents of any of its Subsidiaries; or
(B)	any Contract to which the Company or any of its Subsidiaries is a party, except as would not reasonably be expected to have a Material Adverse Change; or
(C)	any applicable Laws, except to the extent that the violation or breach of, under, any applicable Laws, would not reasonably be expected to have a Material Adverse Change;
(ii)
subject to compliance with the statutes and policies referred to in Section 3.9(b), violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, except, as would not reasonably be expected to cause a Material Adverse Change; or

(iii)
give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any such Contract, or result in the imposition of any Encumbrance, upon any of the Company’s assets or the assets of any the Subsidiaries, except as would not, reasonably be expected to have a Material Adverse Change or as set forth in the Disclosure Letter;
(b)
Other than in connection with or in compliance with the Securities Laws, the policies and by-laws of the TSX and except as otherwise contemplated herein: (i) there is no legal impediment to the Company’s consummation of the transactions contemplated by this Agreement; and (ii) no authorization, approval, license, permit, order, authorization of, or registration, declaration or filing with Governmental Authority is required to be obtained or made by the Company in connection with the performance of its obligations hereunder.

4.4	Capitalization
(a)
The Company is authorized to issue an unlimited number of Common Shares.  As at the date hereof, there are 33,473,241 issued and outstanding Common Shares and Options to acquire an aggregate of 1,652,003 Common Shares outstanding under the Stock Option Plan.  All outstanding Common Shares and the Common Shares to be issued on exercise of the Options have been duly authorized.  All outstanding Common Shares are, and the Common Shares to be issued on exercise of the Options will be when issued, validly issued and outstanding as fully paid and non-assessable Common Shares, free of pre-emptive rights.  All securities of the Company (including the Common Shares and the Options) have been issued in compliance, in all material respects, with applicable Securities Laws.  As of the date hereof, upon exercise of the Options for Common Shares, there shall be no more than 35,125,244 Common Shares outstanding on a Fully-Diluted Basis.

(b)
All outstanding shares of the Subsidiaries have been duly authorized and validly issued, are fully paid and have not been repaid, and there is no shareholder obligation to make any additional payment or contribution with respect to any shares of any Subsidiary.

(c)
Except for the Options outstanding as of the date hereof as set forth in the Disclosure Letter, there are no options, rights, warrants or other Contracts of any character whatsoever requiring or permitting the issuance, sale or transfer by the Company or any Subsidiary of any securities of the Company or any Subsidiary (including Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of the Company or any Subsidiary (including Common Shares).  In addition, there are no bonds, debentures or other evidence of indebtedness of the Company outstanding having a right to vote with Shareholders on any matter.

4.5	No Material Adverse Change

Except as disclosed in the Company Public Disclosure Record there has not been any material change in the assets, liabilities or obligations (absolute, contingent or otherwise) of the Company

(on a consolidated basis) from the position set forth in the Annual Financial Statements prior to the date hereof and since January 31, 2008, there has not been any Material Adverse Change.

4.6	Brokerage Fees

Neither the Company or any of its Subsidiaries has retained nor will any of them retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby, except as set forth in the Disclosure Letter.  The Company has delivered to the Offeror true and correct copies of all agreements between the Company and its financial advisers which could give rise to a payment of any fees to such financial advisor.  Other than the foregoing, the Company has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agents’ commission or other forms of compensation with respect to the transactions contemplated by this Agreement.

4.7	Conduct of Business

Since January 31, 2008, except as disclosed in the Disclosure Letter or in the Interim Financial Statements, the Company and its Subsidiaries have carried their business on, in all material respects, in the ordinary course, and neither the Company nor any of its Subsidiaries has:

(a)
made any change in its accounting principles and practices as previously applied including the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained other than as required by GAAP or by any other general accounting principles applying to the Subsidiaries;

(b)
declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to Shareholders or incurred any material indebtedness for borrowed money or any other material liability or obligation or issued any debt securities or assumed, guaranteed, endorsed or otherwise become responsible for, the obligations of any other Person (other than in respect of the Company or one of its Subsidiaries) or made any loans or advances, except in the ordinary course of business consistent with past practices;

(c)	transferred, assigned, sold or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practices;
(d)
effected any lay-off with respect to a significant part of the workforce of the Company or of any Subsidiary; any action qualifying as a change of operation (Betriebsänderung) within the meaning of Section 111 German Shop Constitution Act (Betriebsverfassungsgesetz – BetrVG) or other restructuring or action materially affecting the workforce which requires any consent by or consultation with any body of employee representatives;

(e)
increased the compensation paid or payable to its Employees or changed the benefits to which such Employees and former employees are entitled under any employee benefit plan or created any new employee benefit plan or modified, amended or terminated any existing employee benefit plan for any such employees other than increases or changes made in the ordinary course of business consistent with past practices, provided that no increases or changes may have been made to Employees whose salary plus bonus exceeded $100,000 in 2007 (or if not employed for the full year in 2007, any Employee whose 2008 salary plus target or expected bonus would exceed $100,000);

(f)	purchased, redeemed or otherwise acquired any Common Shares or agreed to do so; or
(g)
entered into or become bound by any Contract, or made or authorized any capital expenditure, in either case under which the Company has any obligations as of the date hereof or involving, or that may result in the payment of money by the Company or any of its Subsidiaries, of an amount in excess of $50,000.

4.8	Licenses

The Disclosure Letter lists all the Licences and identifies those that by their terms are not transferable.  The Licences are the only licences, permits, approvals or evidences of authority of any Governmental Authority material to the operation of the business of the Company and its Subsidiaries and are held by the Company and its Subsidiaries free and clear of any and all Encumbrances.  The Company and its Subsidiaries are conducting their business in accordance with all terms and conditions of the Licences and materially in compliance with applicable Laws.  All the Licences are valid and are in full force and effect, the Company and its Subsidiaries are not in violation of any term or provision or requirement of any Licence, material to the operation of the business of the Company and its Subsidiaries, taken as a whole.  No Person has commenced or, to the knowledge of the Company, threatened to commence proceedings to revoke, amend or impose conditions in respect of, any Licence.

4.9	Assets

The Company and its Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to, all of their respective material assets (except where such assets are leased, licensed or are otherwise held pursuant to a lesser interest) free of all Encumbrances other than those disclosed in the Disclosure Letter, and no other property rights are necessary for the conduct of a material portion of the business of the Company or its Subsidiaries, and there are no restrictions on the ability of the Company or its Subsidiaries to use, transfer or otherwise exploit such property rights, except for normal course approvals from Governmental Authorities, and, other than as set out in the Disclosure Letter, the Company and its Subsidiaries have not been notified of a claim that might or could adversely affect their respective rights to use, transfer or otherwise exploit such property rights and none of the Company or any of its Subsidiaries has any responsibility or obligation to pay any commission, royalty, licence, fee or similar payment to any Person with respect to the property rights thereof outside the ordinary course of business.

4.10	Reports
(a)	The Financial Statements were prepared in accordance with GAAP applied on a basis consistent with prior periods (except (i) as otherwise indicated in such

Financial Statements and the notes thereto or, in the case of the Annual Financial Statements, in the related report of the Company’s independent auditors or (ii) in the case of the Interim Financial Statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and fairly present in accordance with GAAP, the assets, liabilities and financial condition of the Company and its Subsidiaries on a consolidated basis as at the dates indicated and the revenue, earnings and results of operations of the Company and its Subsidiaries on a consolidated basis for the specified period (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of the Company on a consolidated basis.  The Company maintains a system of internal accounting controls which provides reasonable assurance that transactions are executed in accordance with management’s authorizations and facilitates the preparation of the Financial Statements.

(b)
The documents comprising Company Public Disclosure Record, as of their respective dates, (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable Securities Laws, except where any such non-compliance would not result in a Material Adverse Change.  The Company has not filed any confidential material change report with the Securities Authorities that at the date hereof, remains confidential.

4.11	Minute Books

The corporate records and minute books of the Company and, where applicable, of each of its Subsidiaries have been maintained in accordance with all applicable statutory requirements and are complete and up-to-date in all material respects except for minutes relating to this Agreement, the Offer or any other Alternative Transactions.

4.12	Books and Records

All material financial transactions of the Company and its Subsidiaries have been accurately recorded in the Financial Records in accordance with sound business and financial practice and the Financial Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Company and its Subsidiaries as of and to the date hereof in all material respects.  All Books and Records are in the full possession and exclusive control of, and are owned exclusively by, the Company and are not dependent upon any computerized or other system, program or device that is not exclusively owned and controlled by the Company.

4.13	Outstanding Acquisitions or Dispositions

Other than as described in the Disclosure Letter, the Company does not have any rights to purchase any assets, properties or undertakings of third parties nor any obligation to sell assets, properties or undertakings, outside of the ordinary course of business.

4.14	No Undisclosed Material Liabilities

Except: (a) as disclosed in the Disclosure Letter or disclosed or reflected in the Interim Financial Statements; and (b) for liabilities and obligations: (i) incurred in the ordinary and normal course of business since January 31, 2008; or (ii) pursuant to the terms of this Agreement, none of the Company or any of its Subsidiaries has incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by GAAP to be reflected on the balance sheet of the Company) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

4.15	Real Property

Neither the Company nor any of its Subsidiaries has any interest in any Real Property other than the Leased Premises.  The Disclosure Letter lists all of the Premises Leases and sets out, in respect of each Premises Lease other than leases for less than $10,000 per year: the municipal address and applicable unit or premises leased; the date of the Premises Lease and any amendments to it; the parties to the Premises Lease; the area of the space subject to each Premises Lease; the remaining term and any unexpired options to extend or renew; the current basic rent; the current percentage rent; and the amount of any prepaid rent, deposit and identification of any guarantee or indemnity or security given in respect of the Premises Lease; any current or future rent-free or reduced rent occupancy.  The information set out in the Disclosure Letter with respect to the Premises Leases is true and complete.  Each Premises Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement, and the Company or a Subsidiary is entitled to the full benefit and advantage of each Premises Lease in accordance with its terms.  Each Premises Lease is in good standing and there has not been any default under any Premises Lease by the Company or the Subsidiaries or, to the knowledge of the Company, any other party thereto, nor is there any dispute between the Company or any Subsidiary and any landlord or tenant under any Premises Lease.  A full copy of each Premises Lease has been made available to the Offeror.  There are no arrears of rent or other defaults under any Premises Lease.  None of the Premises Leases has been assigned by the Company in favour of any Person.  The current uses of each property subject to a Premises Lease comply with applicable Laws in all material respects.

4.16	No Guarantees or Indemnities

None of the Company or any of its Subsidiaries is a party to or bound by any agreement of guarantee, indemnification or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person, other than (a) as disclosed in the Disclosure Letter, (b) the indemnification of directors and officers in accordance with the by-laws of the Company, indemnification agreements with the Company and applicable Laws, and (c) standard indemnities and warranties in agreements entered into by the Company in the ordinary course of business, the performance of which by the Company would not reasonably be expected to have a Material Adverse Change.

4.17	No Swaps

Except as disclosed in the Disclosure Letter, the Company currently has no outstanding Swaps.

4.18	No Unanimous Shareholder Agreement

The Company is not a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Company.

4.19	Material Contracts

Except for this Agreement and as set forth in the Disclosure Letter, there is no Material Contract to which the Company, its Subsidiaries or any of its or their respective properties or assets are bound.  Except as set forth in the Disclosure Letter, none of the Company, its Subsidiaries nor, to the knowledge of the Company, any of the other parties thereto, is in default or breach of, nor has the Company or its Subsidiaries received any notice of default or breach of, or termination under, any Material Contract, and, to the knowledge of the Company, there exists no state of facts that after notice or lapse of time or both would constitute a default or breach of such Material Contract.  Except as set forth in the Disclosure Letter, no consent is required under any Material Contract in connection with the Agreement or any of the transactions contemplated hereby, nor can any Material Contract be terminated in the event such transactions are consummated.

4.20	Intellectual Property

The Disclosure Letter lists all of the registrations and applications for registration of the Intellectual Property and all common law trade-marks included in the Intellectual Property.  All of the registrations and applications for registration of the Intellectual Property are valid and subsisting, in good standing and are recorded in the name of the Company or its Subsidiaries.  Except as disclosed in the Disclosure Letter, no application for registration of any Intellectual Property has been rejected, withdrawn or opposed.  Except as disclosed in the Disclosure Letter, the Company or one of its Subsidiaries is the first and only owner of the Intellectual Property and is entitled to the exclusive and uninterrupted use of the Intellectual Property without payment of any royalty or other fees.  No Person other than the Company or its Subsidiaries (in particular, but not by way of limitation, no Governmental Authority or educational institution) has any right, title or interest in or license under any of the Intellectual Property and all individual Persons have waived their moral rights in any copyright works within the Intellectual Property.  The Company and the Subsidiaries have diligently protected their legal rights to the exclusive use of the Intellectual Property.  The Company or its Subsidiaries have maintained all registrations necessary or desirable to protect its rights in the Intellectual Property.  The Disclosure Letter lists all Legal Proceedings relating to the Intellectual Property which are currently outstanding or threatened.  The Employees and all consultants and independent contractors retained by the Company or its Subsidiaries have agreed to maintain the confidentiality of confidential Intellectual Property and have provided waivers of all moral rights in copyright works included in the Intellectual Property.  All of the Company’s permissions and licences to use the Intellectual Property of other Persons (including software and computer programs) are disclosed in the Disclosure Letter.  Neither the Company or any of its Subsidiaries has permitted or licensed any Person to use any of the Intellectual Property except as disclosed in the Disclosure Letter.  Each licence referred to in the Disclosure Letter is in full force and effect and neither the Company or its Subsidiaries nor, to the knowledge of the Company, any licensor or licensee is in default of its obligations thereunder.  No Person has challenged the validity of any of the registrations or applications for registration of the Intellectual Property or the Company’s rights to any of the Intellectual Property.  To the knowledge of the Company, neither the use of the Intellectual Property nor the conduct of its business has infringed or currently infringes upon the intellectual property rights of any other Person.  Neither the Company or any of its Subsidiaries have received any notice of infringement and the Company has no knowledge of any facts that could reasonably be expected to form the basis of Legal Proceedings which could constitute a bona fide claim for infringement as such.  Except as set out in the Disclosure Letter, to the knowledge of the Company, no other Person has infringed the Company’s or its Subsidiaries’ rights to the Intellectual Property, nor does the Company have knowledge of any facts that could form the basis for a claim of infringement.  No licensee of any Intellectual Property has called on the Company or its Subsidiaries to take proceedings for infringement pursuant to section 50 of the Trade-marks Act (Canada) or any similar provision under applicable Law, nor does the Company have knowledge of any facts that could form the basis for a licensee to make such a call.  Neither the Company or any of its Subsidiaries has received any notice or communication from any Governmental Authority or any other Person as to any prohibition or restriction on the use of the Intellectual Property.  No fee in respect of any Canadian patent has been paid on the basis that the applicant or patentee qualified as a small entity under the Patent Act (Canada) unless: (i) the applicant or patentee did so qualify on the date each application, or application resulting in a patent, comprised within the Canadian patent was filed on such basis; or (ii) the difference between any fees paid on the basis of small entity status and the full fees payable have been timely paid pursuant to the provisions of Section 78.6 of the Patent Act (Canada).

4.21	Computer Systems

The Computer Systems adequately meet the data processing and other computing needs of the Company and its Subsidiaries.  The Computer Systems function, operate, process and compute in accordance with all applicable Laws, industry standards and trade practices.  The Company has measures in place to ensure that the Computer Systems contain appropriate virus protection and security measures to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data files comprised by the Computer Systems.  The Company has and maintains an accurate and confidential listing of all applicable accounts, passwords, encryption algorithms and programs or other access keys required to provide secure and proper access by the Company and its Employees to the system programs and data files comprised by the Computer Systems.  The data processing and data storage facilities used by the Company and its Subsidiaries in connection with the operation of their business are adequately and properly protected.  The Company and its Subsidiaries have and maintains back-up systems and disaster recovery consistent with current industry standards, to adequately and properly ensure the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, or other form of disaster affecting, the Computer

Systems.  The Company is, or at the Effective Time will be, in possession of the object code and user manuals for all application software which is used in its business, unless otherwise available on the internet.  Neither the Company nor its Subsidiaries is a party to any source code escrow agreements.

4.22	Litigation

Except as set out in the Disclosure Letter, there is no Legal Proceeding in progress or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries.  There is no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority outstanding against or affecting the Company or any of the Subsidiaries.  Without limiting the generality of the foregoing, there is no Legal Proceeding involving any product liability claim in progress or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries alleging any defect in, or failure to warn concerning any risks or damages inherent in, the design or manufacture of or the materials used in any of the products manufactured or distributed by or for the Company or any of the Subsidiaries.

4.23	Officer Obligations

No Officer Obligations will become payable upon completion of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, except as set forth in the Disclosure Letter.

4.24	Reporting Issuer Status

The Company is a reporting issuer under (where such term is used), and is in compliance in all material respects with, the Securities Laws of each of the Provinces of Canada.  No delisting, suspension of trading in or cease trading order with respect to the Common Shares and, to the knowledge of the Company, no inquiry, review or investigation (formal or informal) of any Securities Authority, is in effect or ongoing, except as disclosed in the Disclosure Letter.

4.25	Business in Compliance with Laws
(a)
The operations of each of the Company and its Subsidiaries are conducted, in all material respects, in compliance with all Laws of each jurisdiction in which the Company or its Subsidiaries carries on its business and none of the Company or any of its Subsidiaries has received any notice of any violation of any such Laws, except for any such non-compliance or violations that would not reasonably be expected to cause a Material Adverse Change.

(b)	To the knowledge of the Company, there is no pending or contemplated change to any applicable Law that would reasonably be expected to cause a Material Adverse Change.
4.26	Employment Matters
(a)
The Disclosure Letter contains a complete and accurate list of all Employees, their respective positions, dates of hire with the Company or any Subsidiaries or predecessors of the Company, current salaries, benefits and other remunerations and dates of last salary increases and indicates which Employees are parties to a written or oral agreement with the Company (including confidentiality and non-competition agreements).  Except as disclosed in the Disclosure Letter, the Company is not a party to any agreements with past or present employees, agents or independent contractors.  All written employment contracts with Employees are described in the Disclosure Letter and full and complete copies of such employment contracts have been provided to the Offeror.  Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries has any employment contracts or arrangements that are not terminable on the giving of reasonable notice in accordance with Law, nor do any of them have any management, employment, consulting, retention or like agreements providing for cash payments or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.

(b)
Except as disclosed in the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party, either directly or indirectly, voluntarily, or to the knowledge of the Company, by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association that may qualify as a trade union, which would cover any of the Employees.

(c)
All obligations of the Company and its Subsidiaries under the Company Plans have been satisfied in all material respects and there are no deficiencies required to be funded thereunder, and there are no outstanding defaults or violations thereunder by the Company or any of its Subsidiaries that would result in or give rise to any liability to the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have any knowledge of any such default or violation by any other party to any Company Plan.

(d)
All employer payments, contributions or premiums required to be remitted or paid to or in respect of each Company Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, all applicable actuarial reports and all applicable Laws, and no Taxes, penalties or fees are owing or exigible under or in respect of any Company Plan.

(e)	Except as set forth in the Disclosure Letter, neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will:
(i)	result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Company Plan;
(ii)	increase any benefits otherwise payable under any Company Plan; or
(iii)	result in the acceleration of the time of payment or vesting of any benefits otherwise payable under the Company Plans, or result in any Company

Plan becoming terminable other than at the sole and unfettered discretion of the Company.
(f)
The Company and each of its Subsidiaries has withheld from each payment made to any of its present or former employees all amounts required by applicable Laws to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority.  The Company and each of its Subsidiaries has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its Employees to the proper Governmental Authority within the time required under applicable Laws.

4.27	Tax Matters
(a)
Except as set out in the Disclosure Letter, each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Authorities and all such Tax Returns were, at the time of filing, complete and correct in all material respects.  No such Tax Returns have been amended.

(b)
Except as set out in the Disclosure Letter, each of the Company and its Subsidiaries has duly and timely paid all Taxes due or payable by it whether or not assessed by the appropriate Governmental Authority.  Each of the Company and its Subsidiaries has duly and timely paid all instalments on account of Taxes for the current year that are due or payable by it whether or not assessed.  The Financial Statements contain an adequate provision in accordance with GAAP for all amounts of Taxes payable in respect of each period covered by such Financial Statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns.  On a consolidated basis, the Company has made adequate provision in accordance with GAAP in its books and records for amounts at least equal to the amount of all Taxes due or payable by the Company or any of its Subsidiaries that will not be due or payable by the Effective Time in respect of any period subsequent to the period covered by such Financial Statements and that relate to the periods ending on or prior to the Effective Time.

(c)
Except as disclosed in the Disclosure Letter, neither the Company nor any of its Subsidiaries has requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(i)	to file any Tax Return covering any Taxes for which the Company or any of its Subsidiaries is or may be liable;
(ii)	to file any elections, designations or similar filings relating to Taxes for which the Company or any of its Subsidiaries is or may be liable;
(iii)	the Company or any of its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv)	any Governmental Authority may assess or collect Taxes for which the Company or any of its Subsidiaries is or may be liable.
(d)
There are no proceedings, investigations, assessments, reassessments, actions, suits, audits or claims now pending or threatened against the Company or any of its Subsidiaries in respect of any Taxes.  There are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes and neither the Company nor any of its Subsidiaries has received any notification that any issues involving Taxes have been raised by any Governmental Authority.  No Tax liens exist for Taxes of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with any Person (other than with the Company or any of its Subsidiaries) or any Tax authority pursuant to which the Company or any of its Subsidiaries has or could have any liabilities in respect of Taxes.  Neither the Company nor any Subsidiary of the Company has received a refund of any Taxes to which it was not entitled.

(e)
The Company and each of its Subsidiaries have duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

(f)
No debt or other obligation to pay an amount by the Company or any Subsidiary has been settled or extinguished without payment by the debtor of an amount at least equal to the outstanding principal amount of the debt or obligation.

(g)
There is no deductible outlay or expense owing by the Company or any Subsidiary to a Person with whom it was not dealing at arm’s length at the time the outlay or expense was incurred which is unpaid and which will be included in the Company’s or any of its Subsidiaries’ income for any taxation year ending on or after the date hereof.

(h)
No claim has ever been made by or is expected from any Governmental Authority in a jurisdiction in which the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.  The Company and its Subsidiaries are not required to file any Tax Returns in any jurisdiction outside Canada, the United States, Italy and Germany.

(i)
The Disclosure Letter sets forth and accurately describes the amount of loss carryforwards, investment tax credits and undeducted research and development expenditures of the Company and each of its Subsidiaries available for deduction or utilization in periods ending after the date hereof.

4.28	Environmental Matters

Except as set forth in the Disclosure Letter:

(a)
all operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws.  To the knowledge of the Company, no written demands, notices, requests or information exist with regard to any required current or future modernization measures required under any Environmental Law;

(b)	the Company and its Subsidiaries do not require any Environmental Permits for the conduct of its business;
(c)	neither the Company nor any Subsidiary is subject to:
(i)
any written demand, written notice, request for information or, to the knowledge of the Company, pending or threatened claims or complaints with respect to the breach of or liability under any Environmental Laws applicable to the Company or any Subsidiary, including any Environmental Laws respecting the use, storage, treatment, transportation, disposition (including disposal or arranging for disposal) discharge, remediation or corrective action of Contaminants; or

(ii)
written demand or written notice with respect to liability, by contract (including real property leases) or operation of applicable Laws, under Environmental Laws applicable to the Company or any Subsidiary or any of their respective predecessor entities, divisions or any currently or formerly owned, leased or operated properties or assets of the foregoing, including liability with respect to the presence, release, migration, discharge remediation or corrective action of Contaminants in, on, under or from any currently or formerly owned, leased or operated properties or assets of the foregoing;

(d)
there are no environmental audits, evaluations and assessments relating to any real property currently or formerly owned, leased or operated by the Company or its Subsidiaries that are or with reasonable effort could be within the possession or control of the Company or the Subsidiaries; and

(e)
neither the Company nor any of its Subsidiaries have ever been convicted of any offence for non-compliance with any Environmental Law or occupational safety and health Laws, been fined or otherwise penalized for non-compliance with an Environmental Law or occupational safety and health Laws or settled any prosecution for non-compliance with Environmental Law or occupational safety and health Laws short of conviction.

4.29	Insurance

The Disclosure Letter sets forth and describes all insurance policies currently maintained by the Company and its Subsidiaries, including a brief description of the type of insurance, the name of the insurer, coverage limits, amount of deductible, expiration date and annual premiums.  Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and the Company is entitled to all rights and benefits thereunder.  There are no pending claims under any of such insurance policies.  Neither the Company nor any of its Subsidiaries has failed to give any notice or present any claim under any of such insurance policies in due and timely fashion.  To the knowledge of the Company, there are no circumstances which might entitle the Company or any of its Subsidiaries to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers.  No claim under any of such insurance policies has been made by the Company or its Subsidiaries.

4.30	Related Party Transactions

Other than as set forth on the Disclosure Letter, there are no Contracts or other transactions currently in place between the Company or any of its Subsidiaries, on the one hand, and any officer or director of the Company or any of its Subsidiaries, or any Person who owns 10% or more of the Common Shares on a Fully-Diluted Basis on the other hand.

4.31	Privacy Laws

Except as set out in the Disclosure Letter, the Company has complied in all material respects at all times with all Privacy Laws in connection with the Company’s collection, use and disclosure of Personal Information by the Company in conducting its business; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.

4.32	Transferred Information

The Company: (i) has provided all necessary notices to and has obtained or is in the process of obtaining all necessary consents from each individual to which the Transferred Information relates for the collection, use and disclosure of such information for the purposes for which such information is currently and was historically collected, used and disclosed by the Company and for the completion of the transactions contemplated herein; and (ii) has not received notice, or has reason to believe, that any such consent has been withdrawn or varied.  The Transferred Information is necessary for, and solely relates to, the completion of the transactions as contemplated herein, including the determination to complete such transactions.

4.33	Customers and Suppliers

The Disclosure Letter lists the 10 largest customers and the 10 largest suppliers of the Company and the Subsidiaries (on a consolidated basis) for each of the last three successive 12-month periods ending immediately before the date of this Agreement, and the aggregate amount which each customer was invoiced and each supplier was paid during such period.  The Company is not aware of, nor has the Company or any Subsidiary received notice of, any intention on the part of any such customer or supplier to cease doing business with the Company or any Subsidiary or to modify or change in any material manner any existing arrangement with the Company or any Subsidiary for the purchase or supply of any products or services.  The relationships of the

Company and its Subsidiaries with each of their principal suppliers, shippers and customers are satisfactory, and there are no material unresolved disputes with any such supplier, shipper or customer.

4.34	Products and Services

The products produced by the Company and its Subsidiaries have been manufactured in accordance with, and meet all requirements of, applicable Laws in all material respects and meet the specifications in all Contracts with their customers relating to the sale of such products.  There are no claims pending or, to the knowledge of the Company, threatened against the Company and any of its Subsidiaries greater than $20,000 individually or $125,000 in the aggregate pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products.  All services provided by the Company and its Subsidiaries to their customers have been provided, in all material respects, in accordance with applicable Laws and the terms of all Contracts relating thereto.  Neither the Company nor any of its Subsidiaries is in breach of any material term of any Contract relating to the supply of products or services or any instrument ancillary thereto.

4.35	Competition Act
(a)
The aggregate value of the assets in Canada of the Company and its affiliates or the gross revenues from sales in or from Canada of the Company and its affiliates, as determined in the manner prescribed in the Competition Act (Canada) and the Notifiable Transactions Regulations made thereunder, does not exceed $50 million.

(b)
The aggregate value of the assets in Canada of the Company and its affiliates or the gross revenues from sales in, from or into Canada of the Company and its affiliates, as determined in the manner prescribed in the Competition Act (Canada) and the Notifiable Transactions Regulations made thereunder, does not exceed $55 million.

(c)
Since January 31, 2008, neither the Company nor any of its affiliates was a party to or otherwise affected by a transaction or event the consequences of which, if taken into account, would affect the determination of whether notification is required to be given under Part IX of the Competition Act (Canada) with respect to the transactions contemplated in this Agreement.

ARTICLE 5
CONDUCT OF BUSINESS

5.1	Conduct of Business by the Company

The Company (which for the purposes of this Section 4.1 includes each of its Subsidiaries) covenants and agrees that, during the period from the date of this Agreement until this Agreement is terminated by its terms, unless the Offeror shall otherwise agree in writing, and except as otherwise (i) expressly permitted or specifically contemplated by this Agreement, (ii) required by Law or (iii) as otherwise set forth in the Disclosure Letter:

(a)
the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practices, it being acknowledged and agreed that the Company shall be entitled to take such actions as are deemed appropriate by the Board of Directors to respond to the unsolicited take over bid by StockerYale Inc. in a manner consistent with the response conducted by the Company to such bid prior to the date hereof, after consulting with the Offeror and without violating Section 5.1 of this Agreement.  The Company shall use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets, to keep available the services of its officers and Employees, to maintain satisfactory relationships with suppliers, distributors, customers, Employees and others having business relationships with them; and shall not make any change in the business, assets, liabilities, operations, capital or affairs of the Company other than changes in the ordinary course of business consistent with past practices;

(b)	without limiting the generality of Section 4.1(a), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly do or permit to occur any of the following:
(i)	amend its or any of its Subsidiaries articles, charter or by-laws or other comparable organizational documents;
(ii)
amend the Stock Option Plan or the terms of any of its outstanding securities (except to provide for the accelerated vesting of Options in accordance with the provisions of the Stock Option Plan and the “cashless” exercise of such options as permitted by this Agreement), including any outstanding indebtedness and credit facilities;

(iii)
declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Common Shares owned by any Person or the securities of any Subsidiary owned by a Person other than the Company other than any dividends payable to the Company or any other wholly-owned Subsidiary of the Company;

(iv)
issue, sell or pledge or agree to issue, sell or pledge any Common Shares or other securities of the Company, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire Common Shares, other than Common Shares issuable upon exercise of the currently outstanding Options;

(v)	redeem, purchase or otherwise acquire any of its outstanding Common Shares or other securities;
(vi)	split, consolidate or reclassify any of its Common Shares;

(vii)	adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company or any of its Subsidiaries;
(viii)	reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person;
(ix)	acquire, encumber or divest a shareholding or equity interest in any other entity (including for the avoidance of doubt, each of its Subsidiaries) or any business;
(x)	enter into or modify any Contract to do any of the foregoing;
(xi)	sell, lease, pledge, dispose of or encumber any assets, except in the ordinary course of business consistent with past practices or except for assets with an aggregate value of less than $100,000;
(xii)
acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise) another Person or division thereof or make any investment either by purchase of shares or securities, contribution of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person or division thereof having a value in excess of $10,000 individually or $25,000 in the aggregate;

(xiii)
incur, extend, renew or replace any indebtedness or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other Person (other than in respect of the Company or one of its Subsidiaries) or make any loans or advances, except for fluctuations in working capital in the ordinary course of business consistent with past practices;

(xiv)
expend or commit to expend any amounts with respect to capital expenditures in excess of $10,000 individually or $25,000 in the aggregate except in the ordinary course of business consistent with past practices and consistent with budgets presented to the Offeror;

(xv)
pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements or of liabilities incurred since April 30, 2008 in the ordinary course of business consistent with past practices;

(xvi)	excluding investments of available cash in short-term bankers’ acceptances and similar investments, enter into any hedges, Swaps or other financial instruments or like transactions;
(xvii)	enter into, terminate, waive, modify, amend or release any Person from any obligation under any Material Contract;

(xviii)	make any changes in financial or tax accounting methods, principles, policies or practices, except as required by GAAP or by Law;
(xix)	make any material Tax election or settle or compromise any material Tax liability;
(xx)	enter into any Contracts or other transactions with any officer, director or trustee of the Company or any of the Subsidiaries, or any person who owns 10% or more of the outstanding Common Shares;
(xxi)
except in accordance with Sections 5.1 and 5.2 hereof, enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the acquisition of Common Shares by the Offeror pursuant to the Offer or which would render, or which reasonably may be expected to render, inaccurate any of the Company’s representations and warranties set forth in this Agreement or interfere with the completion of the Offer;

(xxii)
settle any action, claim or proceeding brought (i) against it and/or its Subsidiaries or (ii) by any present or former holder of its securities or any other person in connection with the transactions contemplated by this Agreement, provided that the Company may settle any such action, claim or proceeding that has a value of less than $10,000, provided that the Offeror shall be given notice of the commencement of any action by the Company or any of its Subsidiaries; or

(xxiii)	authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;
(c)
the Company shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies of the Company not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage similar to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)
the Company shall (and cause each Subsidiary to) (i) duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due or payable, except for any Taxes contested in good faith pursuant to applicable Laws, provided that the applicable Laws do not require payment of Taxes in dispute during the Tax contest; (iii) not make or rescind any election relating to Taxes; (iv) not make a request for a Tax ruling or enter into a closing agreement with any Tax authorities; (v) not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (vi) not change any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year for which it last filed its Tax Return under the Tax Act, except as may required by applicable Laws; and (vii) promptly inform the Offeror in writing about any proceedings, investigations assessments, reassessments, actions, suits, audits or claims pending or threatened against the Company or any of its Subsidiaries in respect of any Taxes.

(e)	the Company shall duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or Securities Laws;
(f)
the Company promptly notify the Offeror orally and in writing of (i) any material change (within the meaning of the Securities Act (Ontario)), on a consolidated basis, in the operation of its business or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of the Company contained herein to be untrue or inaccurate; or (y) result in the failure in any material respect of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

(g)
the Company shall not create any new Officer Obligations and the Company shall not grant to any officer, director or Employee an increase in compensation in any form, make any loan to any officer, director or Employee, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of the Company or enter into any employment agreement with, any officer, director or Employee, or enter into any other agreement with respect to any increase of benefits payable under its current severance or termination pay or any other policies, other than to permit the accelerated vesting of Options in accordance with the provisions of the Stock Option Plan; and

(h)
the Company shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of Employees except: (i) with respect to its obligations under existing provisions of any of the Company Plans; (ii) to accelerate vesting of Options in accordance with the provisions of the Stock Option Plan; and (iii) to give effect to Section 2.8(c) hereof.

5.2	Consent to Certain Actions

If the Company shall be required to obtain the prior written consent of the Offeror, which consent shall not unreasonably be withheld, conditioned or delayed, to any action restricted pursuant to the provisions of Section 4.1, the Company shall provide a written request to the Offeror for the taking of such action and, if the Offeror has not responded in writing to the Company within five Business Days of the receipt by the Offeror of such request, the Offeror shall be deemed for the purposes of this Agreement to have consented to the taking of such action.

ARTICLE 6
COVENANTS OF THE COMPANY

6.1	Non-Solicitation
(a)
Except as otherwise provided in this Article 5, the Company shall not, directly or indirectly, through any of its or its Subsidiaries’ Representatives, (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information or entering into any form of agreement, arrangement or understanding) any inquiries, offers or proposals regarding an Alternative Transaction, (ii) enter into or participate in any discussions or negotiations regarding an Alternative Transaction (provided that the Company may advise the party making a proposal for an Alternative Transaction that such Alternative Transaction does not constitute a Superior Proposal if such is the case); (iii) withdraw, modify or qualify (or propose to do so) in a manner adverse to the Offeror, the approval or recommendation of the Board of Directors of the Offer, (iv) approve, recommend or remain neutral regarding, or propose publicly to approve, recommend or remain neutral regarding, any Alternative Transaction (provided however that the Company may remain neutral or express no opinion concerning a proposed Alternative Transaction for a period of five (5) Business Days following the public disclosure of such Alternative Transaction), or (v) accept, recommend, approve or enter into any agreement, understanding or arrangement in respect of an Alternative Transaction; provided that nothing contained in this Agreement shall prevent the Board of Directors from doing any of the things otherwise prohibited by the foregoing in respect of any Person who has made an unsolicited bona fide, written proposal regarding a transaction that:

(i)	did not result from a breach of this Section 5.1;
(ii)	involves the acquisition or offer by such Person of all of the outstanding Common Shares or all or substantially all of the consolidated assets of the Company;
(iii)
the Board of Directors has determined in good faith is funded or in respect of which adequate arrangements (in compliance with applicable Securities Laws) have been made to ensure that the required funds will be available to effect payment in full for all of the Common Shares (on a Fully-Diluted Basis) or assets as the case may be;

(iv)	would not be subject to any due diligence and/or access condition in excess of 10 days;
(v)
the Board of Directors has determined in good faith (after consultation with its financial advisors and its outside legal counsel) that the transaction (x) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such transaction and the Person making such transaction, and (y) would, if consummated in accordance with its terms (but not assuming away any risk of non completion) result in a transaction more favourable from a financial point of view to the Shareholders than the Offer (including any adjustment to the terms and conditions of the Offer proposed by the Offeror pursuant to Section 5.2); and

(vi)	in the case of Section 5.1(a)(v), the Company shall have complied with all of the requirements of Section 5.2;
(any such transaction meeting all of the requirements of this Section 5.1(a) being referred to herein as a “Superior Proposal”).

(b)
The Company shall, and shall cause its and its Subsidiaries’ Representatives to, immediately terminate any existing discussions or negotiations with any parties (other than the Offeror) with respect to any proposal that constitutes, or which could reasonably be expected to constitute, an Alternative Transaction.  The Company shall not amend, modify or waive any of the standstill provisions of the confidentiality agreements entered into by the Company with other parties relating to a potential Alternative Transaction, it being understood and agreed that the termination of a standstill agreement or a standstill provisions which occurs as the result of the execution and delivery of this Agreement or the announcement of the Offer in accordance with the terms of such agreement is not a violation of this section.  Immediately upon execution of this Agreement, the Company shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to any potential Alternative Transaction and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(c)
The Company shall, as soon as practicable and in any event within 24 hours following receipt thereof notify the Offeror, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Alternative Transaction, any request for discussions or negotiations, and/or any request for non-public information relating to the Company or any Subsidiary or for access to properties, books and records or a list of the Shareholders of the Company or Subsidiaries of which the Company’s Representatives, are or become aware, or any amendments to the foregoing.  Such notice shall include a description of the background to such offer, the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing.  The Company shall keep the Offeror promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and will respond promptly to all inquiries by the Offeror with respect thereto, including requests to provide the Offeror (or its outside counsel) with copies of all documents and written communications relating to any such Alternative Transaction, request or inquiry exchanged between the Company or any of its Representatives, on the one hand, and the person making an Alternative Transaction or any of its Representatives, on the other hand.

(d)
Notwithstanding Section 5.1(a) or any provision of this Agreement to the contrary, if after the date of this Agreement, the Company receives a request for non-public information from a Person in relation to a potential Alternative Transaction and who proposes an unsolicited bona fide Alternative Transaction (that was not solicited, encouraged or facilitated after the date hereof in contravention of Section 5.1(a)), (i) the Board of Directors determines in good faith consultation with its financial advisors and its legal counsel, that such Alternative Transaction could reasonably be likely to constitute a Superior Proposal within five Business Days of such Person being provided access to such non-public information, and (ii) the failure to provide such party with access to such information regarding the Company would result in a breach of the fiduciary duties of the Board of Directors, then, and only then, the Company may provide such person with access to information regarding the Company, subject to the execution of a confidentiality agreement on terms no less favourable to the Company and no more favourable to the counterparty than the Confidentiality Agreement, provided however that the Company sends a copy of any such confidentiality agreement to the Offeror promptly upon its execution and the Offeror is provided with a list of or copies of the information provided to such person and is immediately provided with access to similar information to which such person was provided and the Company may also enter into or participate in any discussions or negotiations with respect to such Alternative Transaction.

(e)
The Company shall ensure that its and its Subsidiaries’ Representatives are aware of the provisions of this Section 5.1 and the Company shall be responsible for any breach of this Section  5.1 by such Representatives.

6.2	Right to Match
(a)
Subject to Section 5.2(b), the Company covenants that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 5.1(e)) unless:

(i)	the Company has complied with its obligations under the other provisions of this Article 5 and has provided the Offeror with a copy of the Superior Proposal;
(ii)
a period (the “Response Period”) of five Business Days shall have elapsed from the date on which the Offeror received written notice from the Board of Directors that the Board of Directors has determined, subject only to compliance with this Section 5.2, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal;

(iii)
after the Response Period, the Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Alternative Transaction continues to constitute a Superior Proposal; and

(iv)	the Company concurrently terminates this Agreement pursuant to Section 7.1(i) and pays to the Offeror the Termination Fee pursuant to Section 5.3.
(b)
During the Response Period, the Offeror will have the right, but not the obligation, to offer to amend in writing the terms of the Offer.  The Board of Directors will review any such written amendment to determine whether the Alternative Transaction to which the Offeror is responding would continue to be a Superior Proposal when assessed against the Offer as it is proposed by the Offeror as amended.  If the Board of Directors does not so determine, the Board of Directors will cause the Company to enter into an amendment to this Agreement reflecting the offer by the Offeror to amend the terms of the Offer and upon the execution by the Parties of such amendment will reaffirm its recommendation of the Offer, as so amended.  If the Board of Directors does so determine, the Company may approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(c)
Each successive amendment to any Alternative Transaction that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders shall constitute a new Alternative Transaction for the purposes of this Section 5.2(a) and the Offeror shall be afforded a new Response Period in respect of each such Alternative Transaction which Response Period shall, however, be three (3) days.

6.3	Termination Fee
(a)	If after the execution of this Agreement:
(i)
the Offeror shall have terminated this Agreement pursuant to Section 7.1(g), then the Company shall pay to the Offeror, within five Business Days of termination of this Agreement, the amount of $1,150,000 in immediately available funds to an account designated by the Offeror (the “Termination Fee”) and shall direct the Fee Escrow Agent to reimburse the Offeror for the Mitek and RC Termination Fee Payments;

(ii)
the Company shall have terminated this Agreement pursuant to Section 7.1(i), then the Company shall pay the Offeror the Termination Fee and shall direct the Fee Escrow Agent to reimburse the Offeror for the Mitek and RC Termination Fee Payments prior to or concurrently with entering into the definitive agreement relating to the Superior Proposal;

(iii)
the Offeror shall have terminated this Agreement pursuant to clause (i) of Section 7.1(f) on the basis that the Company materially breached any covenant in Section 5.1 or 5.2 then the Company shall pay the Offeror the

Termination Fee and shall direct the Fee Escrow Agent to reimburse the Offeror for the Mitek and RC Termination Fee Payments within five Business Days of such termination;
(iv)
on or after the date hereof and prior to the Expiry Time, an Alternative Transaction is publicly announced or any person has publicly announced an intention to make an Alternative Transaction (it being acknowledged and agreed that the formal take over bid for the Company commenced by StockerYale Inc. and the transactions contemplated by the Mitek Agreement and the RC Subscription Agreement shall be deemed not to be Alternative Transactions for the purposes of this clause unless the terms of any such transactions are materially improved) and such Alternative Transaction either:

(A)	has been accepted by the Board of Directors; or
(B)	has not expired, been withdrawn or been publicly abandoned, and
(1)	the Offer is not completed as a result of either (a) the Minimum Condition not having been met or (b) the sale not having been consummated by the Outside Date, and
(2)
within 12 months of the termination of this Agreement the Person who proposed such Alternative Transaction either (a) acquires, directly or indirectly, (i) more than 50% of the issued and outstanding Common Shares, or (ii) the businesses referred to in the Company Public Disclosure Record as the “Imaging and Templating segment”.

in which case the Termination Fee and the Mitek and RC Termination Fee Payments shall be paid to the Offeror by the Company and the Fee Escrow Agent respectively concurrently with such acquisition of such Common Shares or assets;

(v)
in addition, in the event this Agreement is terminated pursuant to Section 7.1(b), (j) or (k), then the Company and the Offeror shall direct the Fee Escrow Agent to reimburse each of the Offeror and the Company 50% of the Mitek and RC Termination Fee Payments within five Business Days of such termination;

(vi)
in addition, in the event this Agreement is terminated pursuant to Section 7.1(c), clause (ii) or (iii) of (f), (i), (l), (unless the condition which is not met is condition (a) on Schedule A attached to this Agreement), (m) or (n) then the Company and the Offeror shall direct the Fee Escrow Agent to reimburse the Offeror all of the Mitek and RC Termination Fee Payments within five Business Days of such termination.

(b)	For greater certainty, the Company shall not be obligated to make more than one payment under Section 5.3 if one or more of the events specified therein occurs.
6.4	Injunctive Relief

Nothing contained herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.  Without limiting the generality of the foregoing, the Offeror shall be entitled to obtain specific performance in the event of a breach by the Company of its obligations under Section 5.3.

6.5	Shareholder Rights Plan

If requested by the Offeror to do so, the Board of Directors shall waive the application of the Shareholder Rights Plan to the Offer.

6.6	Board of Directors of the Company

Immediately following the acquisition pursuant to the Offer by the Offeror of such number of Common Shares as is at least equal to the Minimum Condition, if so requested by the Offeror, the Company shall use its commercially reasonable efforts to facilitate the reconstitution of the Board of Directors through resignations of the Company’s directors (upon receipt of a full discharge from the Company regarding their duties as directors in a form satisfactory to such directors and confirmation that the Company will maintain insurance coverage as contemplated by Section 6.1) and the appointment of nominees of the Offeror in their stead.

6.7	Consents

The Company shall use its commercially reasonable efforts to obtain any consent from or to provide notice to any Person where consent is required or that has a right to receive notice in respect of this Agreement or the transaction contemplated hereunder.

6.8	Market Purchases

Notwithstanding the provisions of the Confidentiality Agreement, the Company hereby consents to the acquisition by the Offeror and/or one or more of its Affiliates, of Common Shares other than pursuant to the terms of the Offer by way of open market purchases or otherwise, provided that such Common Shares are acquired in accordance with applicable Securities Laws.

6.9	Cooperation

Subject to the fulfillment by the directors of their fiduciary duties, the Company shall cooperate with any proxy solicitation agent retained by the Offeror, at the Offeror’s sole expense (separate and apart from the arrangements contemplated by Section 2.7), and shall use, and shall cause its Subsidiaries, as the case may be, to take, or refrain from taking, such action as may be reasonably requested by the Offeror, in furtherance of such cooperation.

Upon request by, and at the expense of, the Offeror, the Company shall (i) effect such reorganizations of its capital, structure, businesses, operations and assets or such other transactions as the Offeror may request, acting reasonably (each, a “Pre-Acquisition Reorganization”) and (ii) cooperate with the Offeror and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken; provided that: (A) the Pre-Acquisition Reorganizations are not prejudicial to the Company or its Subsidiaries or the Shareholders in any material respect (unless the Offeror provides an indemnity in connection therewith reasonably acceptable to the Company), including in the event that the Offer is not consummated; (B) the Pre-Acquisition Reorganizations do not impair in any material respect the ability of the Offeror to consummate the Offer or materially delay the consummation of the Offer, including the take up and payment for the Common Shares under the Offer, provided that any delay that causes the Offer not to be consummated by the Outside Date shall be deemed to have caused a material delay; (C) any Pre-Acquisition Reorganization shall be contingent upon the Offeror announcing publicly that it is prepared to proceed immediately with the take up and payment of at least 66⅔% of the Common Shares on a Fully-Diluted Basis, and to the satisfaction or waiver by the Offeror of the other conditions to the Offer set forth in Schedule “A”; (D) any Pre-Acquisition Reorganization shall be effected immediately prior to any take up by the Offeror of the Common Shares tendered to the Offer; (E) none of the Company or its Subsidiaries shall be required to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, any Shareholder incrementally greater than the Taxes or other consequences to such party in connection with the completion of the Offer in the absence of action being taken pursuant to this Section 5.9 (unless the Offeror provides an indemnity in connection therewith reasonably acceptable to the Company); and (F) the Offeror reimburses the Company for all fees, expenses and other obligations of the Company and its Subsidiaries on a consolidated basis relating to any Pre-Acquisition Reorganization, including among other costs, the fees of its legal counsel, legal counsel to management, its auditors and financial advisors (collectively, the “Pre-Acquisition Reorganization Expenses”).  The Offeror shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten Business Days prior to the Expiry Time.  Subject to the foregoing, upon receipt of such notice, the Offeror and the Company shall work co-operatively and use commercially reasonable efforts to prepare prior to the Expiry Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization.  Offeror agrees to waive any breach of a representation, warranty or covenant by the Company where such breach is a result of an action taken by the Company with knowledge of Offeror in good faith pursuant to a request by Offeror in accordance with this Section 5.9.

ARTICLE 7
COVENANTS OF OFFEROR AND PARENT

7.1	Directors’ and Officers’ Insurance; Indemnification
(a)
On or before the Effective Time, at the election of the Offeror, the Offeror shall either secure, or cause the Company to secure, pre-paid, non-cancellable directors’ and officers’ liability insurance for the Company’s present and former directors and officers and those of the Subsidiaries, covering claims made prior to and within six years after the Effective Time, on a “trailing” or “run-off” basis, which policy has scope and coverage substantially equivalent in scope and coverage to that provided by the Company’s current directors’ and officers’ insurance policy, provided that such insurance is available at a one-time cost that is not in excess of 250% of the annual cost to the Company of the Company’s current directors’ and officers’ insurance policy.

(b)
From and after the Effective Time, the Offeror agrees to maintain in place the insurance policy referenced in Section 6.1(a) of this Agreement and agrees not to take any action, or to cause the Company to take any action, to terminate such directors’ and officers’ liability insurance or any indemnity agreements in place for the current and former directors and officers of the Company and its Subsidiaries, and the Offeror shall cause the Company (or its successor) to indemnify the current and former directors and officers of the Company and its Subsidiaries to the fullest extent to which the Offeror and the Company are permitted to indemnify such directors and officers under their respective charters, by laws, contracts of indemnity and under applicable Law from all claims in connection with the Company and transactions contemplated under this Agreement following the completion of the Offer and will not amend the provisions of the Company’s constating documents that provide for such indemnification in any material respects.

(c)
The provisions of this Section 6.1 are intended to be for the benefit of, and will be enforceable by, each individual referred to therein, his or her heirs and successors and his or her legal representatives and, for such purpose, the Company hereby confirms that it is acting as agent on their behalf.  Furthermore, the provisions of this Section 6.1 shall survive the termination of this Agreement.

7.2	Payment of Certain Fees

Within two Business Days of receipt of evidence of payment of the termination fee and expense reimbursement payable to Mitek pursuant to the Mitek Agreement (not to exceed $1,177,500) and the expense reimbursement payable to Royal Capital in respect of the termination of the RC Subscription Agreement (not to exceed $100,000) (collectively, the “Mitek and RC Termination Fee Payments”), the Offeror will pay to the escrow agent under the Fee Escrow Agreement an amount equal to the Mitek and RC Termination Fee Payments to be held and dealt with in accordance with the terms of the Fee Escrow Agreement.

7.3	Guarantee

The Parent unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with the Offeror for the due and punctual performance of each and every obligation of the Offeror arising under this Agreement and in respect of the Contemplated Transactions.

ARTICLE 8
MUTUAL COVENANTS

8.1	Notice Provisions
(a)
Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to:

(i)	cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect; or
(ii)
result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Expiry Time, the Take-Up Date or the Effective Time.

(b)
Each Party will give prompt notice to the other if at any time before the Expiry Time it becomes aware that the Bid Circular, the Directors’ Circular, an application for an order, any registration, consent, circular or approval, or any other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in the light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Bid Circular, the Directors’ Circular, such application, registration, consent, circular, approval or filing, and the Offeror and the Company shall co-operate in the preparation of any amendment or supplement to the Bid Circular, the Directors’ Circular, application, registration, consent, circular, approval or filing, as required.

8.2	Additional Agreements and Filings

Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a)	to obtain all necessary consents, approvals and authorizations as are required to be obtained under applicable Law;
(b)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;
(c)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby;

(d)
to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the transactions contemplated herein;

(e)	to execute and deliver such documents as the other Party may reasonably require; and
(f)	to fulfil all conditions within its power and satisfy all provisions of this Agreement, the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.
8.3	Access to Information

Subject to the existing Confidentiality Agreement, the Company shall afford the Offeror’s (and its Affiliates’ and related entities’) Representatives (as such term is defined in the Confidentiality Agreement) reasonable access, during normal business hours and at such other time or times as the Offeror may reasonably request from the date hereof and until the expiration of this Agreement, to its and its Subsidiaries’ respective properties, books, contracts and records as well as to its and its Subsidiaries’ respective management personnel, and, during such period, the Company shall furnish promptly to the Offeror in writing all information concerning its and its Subsidiaries’ respective businesses, properties and personnel as the Offeror or its Representatives may reasonably request.

8.4	Publicity

The Offeror and the Company agree to make a joint press release with respect to this Agreement and the transactions contemplated herein as soon as practicable after the date hereof.  The Offeror and the Company further agree that, from the date hereof until the earlier of the completion of the Offer and the termination of this Agreement, there will be no public announcement or other disclosure of the transactions contemplated by this Agreement unless they have mutually agreed thereto or unless otherwise required by applicable Law, based on the advice of counsel.  If the Company is required by Law to make a public announcement with respect to the transactions contemplated herein, it will provide as much notice as reasonably possible, including the proposed text of the announcement.

8.5	Privacy Matters
(a)
The Company covenants and agrees to advise the Offeror of all purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional purposes where the Company has notified the individual of such additional purpose, and where required by law, obtained the consent of such individual to such use or disclosure.

(b)	The Offeror covenants and agrees to:
(i)	prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including the determination to complete such transactions;
(ii)	after the completion of the transactions contemplated herein:
(A)
collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless:

(1)	the Company or the Offeror has first notified such individual of such additional purpose, and where required by law, obtained the consent of such individual to such additional purpose, or
(2)	such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual;
(B)
where required by Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the Offeror; and

(C)	return or destroy the Transferred Information, at the option of the Company, should the transactions contemplated herein not be completed.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER

9.1	Termination

This Agreement may be terminated:

(a)	by mutual consent;
(b)	either by the Offeror or by the Company if any Law makes the making or completion of the Offer or the transactions contemplated by this Agreement illegal or otherwise prohibited;
(c)	by the Offeror prior to the mailing of the Bid Circular if any condition contained in Section 2.2 is not satisfied or waived by the Offeror at or before mailing the Bid Circular;
(d)
by the Company if the Offeror shall not have performed in all material respects any covenant to be performed by it under this Agreement or if any representation or warranty of the Offeror shall have been or become untrue in any material respect and such failure to perform or inaccuracy is (a) reasonably likely to prevent, restrict or materially delay consummation of the Offer and (b) not curable or, if curable, is not cured by the earlier of the date which is five Business Days from the date of written notice of such breach and the Expiry Time, provided however, any intentional breach shall be deemed to be not curable;

(e)
by the Offeror if (i) the Company shall not have performed in all material respects, or the Company shall have intentionally or knowingly breached, any covenant in Sections 5.1 or 5.2 hereof, (ii) the Company shall not have performed in all material respects any other covenant to be performed by it under this Agreement, or (iii) any representation or warranty of the Company (without giving effect to any materiality qualifiers contained therein) shall have been or become untrue to the extent that the failure of such representation or warranty to be true and correct is (a) reasonably likely to cause a Material Adverse Change (other than with respect to the representations and warranties set forth in Section 3.16(c), which must be true in all respects) or materially impede the transactions contemplated hereby and (b) not curable or, if curable, is not cured by the earlier of the date which is five Business Days from the date of written notice of such breach and the Expiry Time, provided however, that any intentional breach shall be deemed not to be curable;

(f)
by the Offeror if the Board of Directors shall have: (i) withdrawn, modified, changed or qualified its approval or recommendation of the Offer, (ii) approved or recommended or publicly proposes to approve or recommend an Alternative Transaction or entered into a binding written agreement in respect of an Alternative Transaction (other than a confidentiality agreement permitted by Section 5.1(e)), or (iii) fails to publicly recommend or reaffirm its approval of the Offer within four Business Days of any written request by the Offeror (or, in the event that the Offer shall be scheduled to expire within such four-Business Day period, prior to the scheduled expiry of the Offer);

(g)
by the Company if (i) the Offeror has not mailed the Bid Circular by the Latest Mailing Time; (ii) the Offer (or any amendment thereto other than as permitted hereunder or any amendment thereof that has been mutually agreed to by the Parties) does not conform in all material respects with Schedule “A” or any amendment thereof that has been mutually agreed to by the Parties and such non conformity is not cured within five Business Days; or (iii) the Offer has been terminated, withdrawn or expires without the Common Shares being taken up thereunder;

(h)
by the Company in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Section 5.1(e)), in compliance with Section 5.2;

(i)
by the Offeror if the Minimum Condition is not satisfied or any other condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer (as such Expiry Time may be extended from time to time by the Offeror in its sole discretion);

(j)
by either Party if the Expiry Date does not occur on or prior to the Outside Date, provided that the failure of the Expiry Date to so occur is not the result of the breach of a representation, warranty or covenant by the Party terminating this Agreement;

(k)
by either the Offeror or the Company, if the Offer terminates or expires at the Expiry Time without the Offeror taking up and paying for any of the Common Shares as a result of the failure of any condition to the Offer to be satisfied or waived, unless the failure of such condition shall be due to the failure of the party seeking to terminate this Agreement to perform the obligations required to be performed by it under this Agreement;

(l)	by the Offeror, if the Termination Fee becomes payable; or
(m)	by the Company, if the Termination Fee becomes payable and payment thereof has been made to the Offeror,

in each case, prior to the Effective Time.

9.2	Effect of Termination
(a)
In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the Offeror or the Company hereunder except as set forth in Section 5.2, Section 5.3, Section 6.1 and this Article 7, which provisions shall survive the termination of this Agreement.

(b)
In the event the Termination Fee is paid to the Offeror, no other amounts will be due and payable as damages or otherwise by the Company, and the Offeror hereby accepts that the payment of such Termination Fee is in lieu of any damages or any other payment or remedy to which it may be entitled.  The Offeror agrees that the payment of such Termination Fee constitutes payment of liquidated damages that are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the termination of this Agreement.

9.3	Amendment

This Agreement may be amended by mutual agreement between the Parties.  It may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

9.4	Waiver

Each of the Offeror, on the one hand, and the Company, on the other hand, may:

(a)	extend the time for the performance of any of the obligations or other acts of the other;

(b)	waive compliance with the other’s agreements or the fulfilment of any conditions to its own obligations contained herein; or
(c)	waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other Party;

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 10
GENERAL PROVISIONS

10.1	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein.  Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day, in the place of receipt) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (local time in the place of receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the Parties hereto shall be as follows:

(a)	if to the Company:

785 Bridge Street
Waterloo, Ontario
N2V 2Kl

Fax: 519-746-3383
Attention:  President and Chief Executive Officer

with a copy to:

McCarter Grespan Beynon Weir LLP
675 Riverbend Drive
Kitchener, Ontario
N2K 3S3

Fax: 519-742-1841
Attention:  Tom Beynon

(b)	if to the Offeror:

83 Gerber Road West
South Windsor, CT
U.S.A.  06074

Attention:        William V. Grickis
Telecopy No.: (860) 648-8153

with a copy to:

Goodmans LLP
250 Yonge Street, Suite 2400
Toronto, Ontario
M5B 2M6

Attention:         Tim Heeney
Telecopy No.:   416 979-1234

10.2	Miscellaneous

This Agreement:

(a)
except for the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof;

(b)	shall be binding upon and enure to the benefit of the Parties and their respective successors and assigns; and
(c)	does not give any other Person (including any Shareholder) any right or recourse whatsoever.

The Parties shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the Parties.

10.3	Binding Effect and Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior express written consent of the other Party.  Notwithstanding the foregoing provisions of this Section 8.3, the Offeror may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned Subsidiary or other Affiliate of the Offeror or Parent, provided that any such assignment will have no adverse tax or other effects to the Company or, the Shareholders, and provided further that if such assignment takes place, the Offeror and Parent, severally and not jointly or jointly and severally, shall continue to be liable to the Company for any default in performance by the assignee.

10.4	Expenses

Subject to Section 5.3 hereof and the terms of the Confidentiality Agreement (in which the Company agreed to reimburse Parent for certain expenses up to a maximum of $250,000), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee, cost or expense, whether or not the Offer is consummated.

10.5	Survival

Subject to Section 7.2, the representations and warranties of the Company and the Offeror contained in this Agreement shall not survive the completion of the Offer, and shall expire and be terminated on the earlier of the Effective Time or the termination of this Agreement in accordance with its terms.

10.6	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.7	Counterpart Execution

This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Company and the Offeror have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIRTEK VISION INTERNATIONAL INC.

Per:                       /s/ Stephen Sorocky
Name:  Stephen Sorocky
Title:  President & CEO

GERBER SCIENTIFIC CANADA INC.

Per:                       /s/ Mike Elia
Name:  Mike Elia
Title:  Chief Financial Officer

GERBER SCIENTIFIC, INC.

Per:                       /s/ Mike Elia
Name:  Mike Elia
Title:  Executive Vice President and Chief Financial Officer

SCHEDULE “A”
CONDITIONS OF THE OFFER

The Offeror will have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, the Common Shares deposited under the Offer unless all of the following conditions are satisfied or the Offeror has waived them at or prior to the relevant Expiry Time:

(a)
there shall have been validly deposited under the Offer and not withdrawn as at the Expiry Time of the Offer, such number of Common Shares which, together with any Common Shares beneficially owned or over which control or direction is exercised by the Offeror and its Affiliates and joint actors, represents at least 66⅔% of the issued and outstanding Common Shares (on a Fully-Diluted Basis);

(b)
all government or regulatory approvals (including those of applicable stock exchanges or securities law regulatory authorities) that in the Offeror’s reasonable judgement are necessary to complete the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror, acting reasonably;

(c)	(i)
no act, action, suit, demand or proceeding shall have been taken by or before any Canadian or foreign court, tribunal or Governmental Authority or administrative agency or commission or by or before any elected or appointed public official in Canada or elsewhere; and

(ii)	no law, regulation or policy shall have been proposed, enacted, promulgated or applied; in each case
(A)
to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of any of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares (either pursuant to the Offer or a Subsequent Acquisition Transaction); or

(B)
which, if the Offer or Compulsory Acquisition or Subsequent Acquisition Transaction was consummated, would reasonably be expected to lead to a Material Adverse Change or to materially adversely affect the Offeror or Parent;

(C)
which would materially and adversely affect the ability of Offeror to proceed with the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) and/or take up and pay for any Common Shares deposited under the Offer;

(D)	seeking to prohibit or limit the ownership or operation by the Offeror of any material portion of the business or assets of the

Company or the Subsidiaries or to compel the Offeror to dispose of or hold separate any material portion of the business or assets of the Company or any of the Subsidiaries as a result of the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction);

(d)
the Offeror shall have determined, in its sole judgment, acting reasonably, that there does not exist any prohibition at Law against the Offeror making or maintaining the Offer, taking up and paying for any Common Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(e)
the Offeror shall have determined, in its sole judgment, acting reasonably, that there has not occurred any Material Adverse Change (i) since the date of the Support Agreement or (ii) prior to the date of the Support Agreement that has not previously been disclosed to the Offeror in the Disclosure Letter;

(f)	the Offeror shall have determined, in its sole judgment, acting reasonably, that:
(i)
no representation or warranty of the Company (without giving effect to any materiality qualifiers contained therein) shall have been or have become untrue to the extent that the failure of such representation or warranty to be true and correct is reasonably likely to, individually or in the aggregate, cause a Material Adverse Change; and

(ii)	the Company has performed all of the covenants and agreements to be performed by it under the Agreement in all material respects;
and the Offeror shall have received a certificate to that effect from the President and Chief Executive Officer and the Chief Financial Officer (or other officer reasonably satisfactory to the Offeror) to that effect;

(g)	the Company shall not have knowingly or intentionally breached a covenant in Article 5 of the Agreement;
(h)	the Separation Time shall not have occurred under the Shareholder Rights Plan; and
(i)
the Agreement shall not have been terminated or the Offeror shall have determined in its sole judgment, acting reasonably, that such termination shall not affect the ability of the Offeror to consummate the Offer or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction or that such termination was not related to any matter that is materially adverse to the business of the Company or to the value of the Common Shares to the Offeror.

The foregoing conditions shall be for the exclusive benefit of the Offeror, and may be asserted by the Offeror, at any time.

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Subject to the terms of the Support Agreement, the Offeror may waive any of the foregoing conditions, other than (a) above, in whole or in part at any time and from time to time, both before and after the relevant Expiry Time, without prejudice to any other rights which the Offeror may have.

The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.  The conditions listed above shall be conclusively deemed to have been satisfied or waived upon the taking-up by the Offeror of any Common Shares pursuant to the Offer.

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EXHIBIT “A”

FEE ESCROW AGREEMENT

THIS AGREEMENT is made as of ●, 2008.

AMONG:

GERBER SCIENTIFIC CANADA INC., a company governed by the laws of Ontario

(the “Offeror”)

– and –

GERBER SCIENTIFIC, INC., a company governed by the laws of Connecticut

(“Parent”)

– and –

VIRTEK VISION INTERNATIONAL INC., a company governed by the laws of the Province of Ontario

(“Virtek”)

– and –

[●, a trust company existing under the laws of Canada and duly authorised to carry on the business of a trust company in all the Provinces of Canada];

(hereinafter referred to as the “Escrow Agent”)

WHEREAS pursuant to a support agreement between the Offeror, Parent and Virtek dated September 2, 2008 (the “Support Agreement”), the Offeror intends to make a take-over bid for all of the issued and outstanding common shares of Virtek;

AND WHEREAS pursuant to Section 6.2 of the Support Agreement, it was agreed that the Offeror would deposit an amount of $1,277,500 (the “Escrow Amount”), representing the Mitek and RC Termination Fee Payments (as defined in the Support Agreement) with the Escrow Agent;

AND WHEREAS pursuant to Section 5.3 of the Support Agreement, the Escrow Amount (or a portion thereof) shall be returned to the Offeror in certain circumstances where the Support Agreement is terminated (the “Mitek and RC Termination Fee Payments Reimbursement”);

AND WHEREAS the Offeror, Parent and Virtek desire the Escrow Agent to receive, hold and deal with the Escrow Amount in accordance with the terms and conditions hereof, which the Escrow Agent is willing to do.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree with each other as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions.

In this Agreement the following expressions have the following meanings except where the context requires otherwise:

“Agreement” means this escrow agreement as the same may be supplemented, amended, restated or replaced from time to time;

“Business Day” means any day except a Saturday, Sunday or statutory holiday in Toronto, Ontario;

“Claim” means any claim, demand, complaint, grievance, action, cause or right of action, damage, loss, cost, fine, penalty or like charge, settlement payment, judgement, award, liability, obligation, investigation, assessment or reassessment, including reasonable professional fees and costs incurred in defending, investigating or pursuing any of the foregoing, or any proceeding, arbitration, mediation or other dispute resolution procedure relating to any of the foregoing, or any judgment, order, writ, injunction or decree of any governmental authority;

“Parties” means the Offeror, Parent, Virtek and the Escrow Agent collectively and “Party” means any one of them;

1.2	Headings.

The division of this Agreement into articles, sections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an article, section or schedule refer to the applicable article, section or schedule of this Agreement.

1.3	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties.

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1.4	Waiver of Rights.

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.5	Severability.

If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision and such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction nor any other provision of this Agreement in any jurisdiction.

1.6	Applicable Law.

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario and the laws of Canada applicable therein (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction).

1.7	Successors and Assigns.

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. None of the Parties may assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

ARTICLE 2
APPOINTMENT OF ESCROW AGENT

2.1	Appointment.

The Offeror and Virtek hereby appoint the Escrow Agent as escrow agent hereunder to receive, hold and deal with the Escrow Amount as herein provided, and the Escrow Agent accepts the appointment as escrow agent hereunder.

2.2	Investment.

The Escrow Agent may hold cash balances constituting part or all of the funds in an interest bearing account, and may, but need not, invest same in its deposit department, the deposit department of one of its Affiliates or the deposit department of a Canadian chartered bank, but the Escrow Agent, its Affiliates or a Canadian chartered bank shall not be liable to account for any profit to any parties to this Escrow Agreement or to any other person or entity other than at a rate, if any, established from time to time by the  Escrow  Agent, its Affiliates or a Canadian chartered bank. Rates are subject to change without notice due to market conditions.  For the purpose of this section, “Affiliate” means affiliated companies within the meaning of the

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Business Corporations Act (Ontario) (“OBCA”).  All interest earned and paid on the Escrow Amount shall forthwith be added to the Escrow Amount and be dealt with as part of the Escrow Amount (i.e., the proportionate share of any such interest will be added to any release of the Escrow Amount).

2.3	Escrow Agent’s Remuneration and Expenses.

The Offeror agrees to pay the Escrow Agent’s fees in advance for its services hereunder and shall pay or reimburse the Escrow Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in the administration of its duties hereunder (including, without limitation, legal fees and expenses and the reasonable compensation and disbursements of all other advisers, agents and assistants not regularly in its employ).  The parties hereto agree that if any of the Escrow Agent’s fees, expenses and disbursements are in arrears then the Escrow Agent reserves the right to withhold the release of any escrowed funds.  Invoices with respect to remuneration and expenses of the Escrow Agent shall be sent to the Offeror, with a copy to Virtek.

ARTICLE 3
RELEASE OF ESCROW AMOUNT

3.1	Release.

The Escrow Agent shall be entitled to release all or part of the Escrow Amount as follows:

(a)	within two Business Days from receipt of a joint written direction of the Offeror and Virtek (the “Release Notice”) and only to the extent provided in such Release Notice;
(b)
upon receipt of a final (and not subject to appeal) judgment, order or decision of a competent court or arbitral panel, or out of court settlement regarding the Mitek and RC Termination Fee Payments Reimbursement, within two Business Days from the receipt by the Escrow Agent of a copy of such judgment, order, arbitral decision or out of court settlement as the case may be; the Party delivering such judgment, order, decision or settlement, as the case may be, to the Escrow Agent shall concurrently provide a copy thereof to all other Parties.

ARTICLE 4
THE DUTIES AND RIGHTS OF THE ESCROW AGENT

4.1	Duties.

This agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into the agreement against the Escrow Agent, including any agreement referred to in this Agreement to which the Escrow Agent is not a party. The Escrow Agent shall be protected in acting and relying upon any notice, request, waiver, consent, receipt, direction, instruction, affidavit or other paper, writing or document (collectively referred to as “Documents”) furnished to it and purporting to have been executed or issued by any officer or person required to or entitled to execute and deliver to the Escrow Agent any such Documents in connection with this Agreement, not only as to its due

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execution and the validity and effectiveness of its provisions, but also as to the truth or accuracy of any information therein contained, which it in good faith believes to be genuine. The Escrow Agent shall have the right not to act and shall not be liable for refusing to act unless it has received clear and reasonable documentation that complies with the terms of this Agreement.  Such documentation must not require the exercise of any discretion or independent judgment.

4.2	Resignation.

The Escrow Agent may at any time, upon giving at least thirty (30) days notice in writing to the Parties hereto, specifying the date of its resignation, require the Parties to discharge it from the agency herein created and appoint a substitute Escrow Agent in its place.  If no such Escrow Agent has been appointed by the Offeror and Virtek, acting together, upon the expiry of such notice, the Escrow Agent shall remain in place until a substitute Escrow Agent is appointed in its place.  The Offeror and Virtek shall notify the Escrow Agent in writing of the appointment of the substitute Escrow Agent, and the substitute Escrow Agent shall execute and deliver to the Parties hereto its written undertaking to be bound by the terms and conditions of this Agreement and the substitute Escrow Agent shall thenceforth be vested with the same powers, rights, duties and responsibilities as if the substitute Escrow Agent had been originally named the Escrow Agent hereunder. The Escrow Agent shall, upon receipt of payment for any outstanding amounts for its services and expenses then unpaid, shall transfer, deliver and pay over to such substitute Escrow Agent, who shall be entitled to receive, all cash and property on deposit with such predecessor Escrow Agent. Such remittance shall be deemed to constitute a full release and discharge of the obligations of the Escrow Agent hereunder.

4.3	Indemnity.

In addition to and without limiting any other protection of the Escrow Agent hereunder or otherwise by law, the Offeror and Virtek shall, jointly and severally, indemnify and hold harmless the Escrow Agent and its officers, directors, employees and agents harmless from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, demands, levies, costs, expenses and disbursements including any and all reasonable legal and adviser fees and disbursements of whatever kind or nature which may at any time be suffered by, imposed on, incurred by or asserted against the Escrow Agent, whether groundless or otherwise, howsoever arising from or out of any act, omission or error of the Escrow Agent in connection with its acting as Escrow Agent hereunder unless arising from the gross negligence or wilful misconduct or bad faith on the part of the Escrow Agent. Notwithstanding any other provision hereof, this indemnity shall survive the removal, or resignation of the Escrow Agent, and termination of this Agreement.

4.4	Retain Experts.

The Escrow Agent may appoint such agents and employ or retain such counsel, accountants, engineers, appraisers or other experts or advisers as it may reasonably require for the purpose of  discharging its duties and determining its rights hereunder and may pay reasonable remuneration for all services performed by any of them, without taxation of costs of any counsel, and shall not be responsible for any misconduct on the part of any of them. The Offeror shall pay or reimburse the Escrow Agent for any reasonable fees, expenses and disbursements of such counsel, advisors, agents or other experts.  The Escrow Agent may act and rely and shall be protected in acting and

5

relying in good faith on the opinion or advice of or information obtained from any agent, counsel, accountant, engineer, appraiser or other expert or adviser, whether retained or employed by the Offeror, Virtek or the Escrow Agent, in relation to any matter arising in the performance of its duties under this Agreement.

4.5	Limitation of Liability.

The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted excepting only direct loss caused by its own gross negligence, wilful misconduct, fraud or lack of good faith. Under no circumstances shall the Escrow Agent be liable for any special, indirect, incidental, consequential, exemplary or punitive losses or damages hereunder, including any loss of profits, whether foreseeable or unforeseeable. Excepting gross negligence, wilful misconduct, fraud or lack good faith, the collective liability of Escrow Agent under or in connection with this Agreement to any one or more parties exceed the amount of its annual fees for one year.

4.6	Proceedings.

Without restricting the generality of the aforementioned indemnities, the Parties covenant and agree that in the event that proceedings should hereafter be taken in any court respecting the matters referred to in this Agreement, the Escrow Agent shall not be obliged to defend any such proceedings or take any proceedings in court or enter any appearance to such proceedings until the Parties shall have funded and indemnified the Escrow Agent by good and sufficient security given against the Escrow Agent’s costs of such proceedings.

4.7	Not Required to Expend Funds.

None of the provisions contained in this agreement or any supplement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in performing its duties or in the exercise of any of its rights or powers.

4.8	Recitals.

The Escrow Agent shall not be liable for or by reason of any statements of fact or recitals in this Agreement and all such statements and recitals are and shall be deemed to be made by the other parties to the Agreement.

4.9	Not a Trust.

The parties hereto agree that the Escrow Agent is not a trustee and this arrangement is not and shall not be deemed to be a trust for the purposes of the Income Tax Act (Canada).

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ARTICLE 5
GENERAL PROVISIONS

5.1	Time.

Time is of the essence of each provision of this Agreement. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

5.2	Notices.

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement (each, a “Notice”) shall be given in writing and delivered by personal delivery or delivery by recognized national courier, sent by facsimile transmission or delivered by registered mail, first class postage prepaid, or by e-mail addressed as follows:

(a)	if to Virtek:

785 Bridge Street
Waterloo, Ontario
N2V 2Kl
Fax: 519-746-3383
Attention:  President and Chief Executive Office

with a copy to:

McCarter Grespan Beynon Weir LLP
675 Riverbend Drive
Kitchener, Ontario
N2K 3S3
Fax:              519-742-1841
Attention:  Tom Beynon

(b)	if to the Offeror or Parent:

83 Gerber Road West
South Windsor, CT
U.S.A.  06074
Attention:  William V. Grickis
Fax:              860-648-8153

with a copy to:

Goodmans LLP
250 Yonge Street, Suite 2400
Toronto, Ontario
M5B 2M6
Attention:   Tim Heeney
Fax:              416-979-1234

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(c)	if to the Escrow Agent:

●
Attention:                              ●
Fax: (416)                                ●

or at such other address, facsimile number or e-mail address at which the addressee may from time to time notify the addressor. Any Notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the Notice is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing. Any Notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the Notice shall be deemed to have been given and received on the first Business Day after its transmission.

5.3	Further Assurances.

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement.

5.4	Counterparts.

This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

5.5	Facsimile or Scan Execution.

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to all other Parties by facsimile or e-mail scan transmission. That Party shall be deemed to have executed this Agreement on the date it sent such transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Parties.

TO WITNESS their agreement, the Parties have duly executed this Agreement.

[SIGNATURE PAGES TO IMMEDIATELY FOLLOW]
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VIRTEK VISION INTERNATIONAL INC
Per:
Name: Title:

GERBER SCIENTIFIC CANADA INC.
Per:
Name: Title:

GERBER SCIENTIFIC, INC.
Per:
Name: Title:

●
Per:
Name: Title:
Per:
Name: Title:

GOODMANS\5623967.10

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